UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Bancorp, Inc.
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The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2019

To the Stockholders of THE BANCORP, INC.:

Notice is hereby given that the 2019 annual meeting (the "Meeting") of stockholders of THE BANCORP, INC., a Delaware corporation (the "Company"), will be held at 409 Silverside Road Suite 105, Wilmington, Delaware 19809 on Monday, May 13, 2019 at 1:00 P.M., Delaware time, for the following purposes:

1.	To elect the eleven directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders.
2.	To approve, in an advisory (non-binding) vote, the Company's compensation program for its named executive officers.
3.	To approve the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019.
4.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on the books of the Company at the close of business on March 19, 2019 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of the Company at 409 Silverside Road Suite 105, Wilmington, Delaware 19809.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors Paul Frenkiel Secretary

Wilmington, Delaware
April 5, 2019

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on May 13, 2019:

The proxy statement and the Company's Annual Report for the year ended December 31, 2018 are available at http://www.snl.com/IRW/CustomPage/4054569/Index?KeyGenPage=203269

TABLE OF CONTENTS

GENERAL	1

PROPOSAL 1. ELECTION OF DIRECTORS	4

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE	10

NON-DIRECTOR EXECUTIVE OFFICERS	12

CORPORATE GOVERNANCE	14

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	17

PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	18

COMPENSATION DISCUSSION AND ANALYSIS	19

COMPENSATION COMMITTEE REPORT	34

EXECUTIVE AND DIRECTOR COMPENSATION	35

AUDIT COMMITTEE REPORT	40

PROPOSAL 3. APPROVAL OF ACCOUNTANTS	41

OTHER MATTERS	42

STOCKHOLDER PROPOSALS AND NOMINATIONS	42

STOCKHOLDER OUTREACH	42

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The 2019 annual meeting (the "Meeting") of stockholders of The Bancorp, Inc. (the "Company") will be held on Monday, May 13, 2019 at 1:00 P.M., at 409 Silverside Road, Suite 105, Wilmington, Delaware 19809, for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 19, 2019 will be entitled to notice of and to vote at such Meeting.

This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies from holders of the Company's common stock, par value $1.00 per share (the "Common Shares"), to be used at the Meeting, and at all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy will be sent on or about April 5, 2019 to stockholders of record as of March 19, 2019.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company at its Wilmington address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

The cost of soliciting proxies will be borne by the Company.  Directors, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone, but will not be specifically compensated for soliciting such proxies. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the common stock of the Company.

Annual Report and Report on Form 10-K

The Company's Annual Report to Stockholders, including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2018, is being sent to stockholders of record as of March 19, 2019.   Stockholders of record as of March 19, 2019, and beneficial owners of the Company's Common Shares on that date, may obtain from the Company, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (the "SEC"), by a request therefor in writing. Any such request from a beneficial owner of the Company's Common Shares must set forth a good faith representation that, as of the record date for this solicitation, March 19, 2019, the person making the request was the beneficial owner of the Company's Common Shares. Such written requests should be directed to The Bancorp, Inc., Attention: Paul Frenkiel, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809.

Stockholders Sharing an Address

Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from the Company at The Bancorp, Inc., Attention: Andres Viroslav, 409 Silverside Road, Wilmington, Delaware 19809, telephone number (215) 861-7990. The Company will promptly deliver a copy of the requested materials.

Similarly, a stockholder sharing an address with another stockholder who has received multiple copies of the Company's proxy materials may use the contact information above to request delivery of a single copy of these materials.

Voting at the Meeting

At the Meeting, only those holders of Common Shares at the close of business on March 19, 2019, the record date, will be entitled to vote. As of the record date, 56,468,004 Common Shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the Meeting. Stockholders do not have cumulative voting rights.

The presence at the Meeting in person or by proxy of holders of outstanding Common Shares entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. The presence of a quorum for any proposal establishes a quorum for all of the proposals, even if holders of outstanding Common Shares entitled to cast a majority of all the votes entitled to be cast at the Meeting do not vote on all of the proposals.

A failure by brokers to vote Common Shares held by them in nominee name will mean that such Common Shares will not be counted for the purposes of establishing a quorum and will not be voted.  If a broker does not receive voting instructions from the beneficial owner of Common Shares on a particular matter and indicates on the proxy delivered with respect to such Common Shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker "non-vote," those Common Shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted.  Brokers that are member firms of the New York Stock Exchange and who hold Common Shares in street name for customers only have discretion to vote those shares with respect to the approval of the selection of the auditor (Proposal 3 below), but do not have discretion to vote those shares with respect to the other proposals.  Should any matters not described above be properly presented at the Meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.

Proposal 1. The number of votes required in order to be elected as a director is dependent on whether an election is contested or uncontested. The Company's bylaws define an election as "contested" if the number of nominees exceeds the number of directors to be elected. As no Company stockholders have provided proper notice to the Company of an intention to nominate one or more candidates to compete with the Board of Directors' nominees, the director election described in Proposal 1 below is an uncontested election. In order to be elected as a director in an uncontested election as described in Proposal 1 below, each director is elected by a majority of votes cast with respect to such director nominee at the Meeting. A "majority of votes cast" means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Votes "cast" includes votes "for" and votes "against", but excludes abstentions with respect to a director's election or with respect to the election of directors in general. In the case of any contested election, the Company's bylaws provide that directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present.

Proposal 2. The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required to approve the compensation of the Company's named executive officers as described in Proposal 2 below. The vote is advisory, which is a mechanism that allows for stockholders of the Company to tell the Board of Directors how they feel about certain issues facing the Company, such as executive compensation. The results of an advisory vote are non-binding, which means that the Board of Directors is not required by law to take any specific action in response to the results of the vote. However, the Board of Directors strongly values feedback from the Company's stockholders and will take the results of an advisory vote into account when considering future actions.

Proposal 3. The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required to approve the selection of Grant Thornton LLP, or Grant Thornton, as the Company's independent registered public accounting firm as described in our discussion of Proposal 3 below.

Proposal 4. For any other matter which may properly come before the Meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as a broker non-vote, will be voted FOR:

•	the election of the directors;

•	the approval of the compensation for the named executive officers; and

•	the approval of the selection of Grant Thornton as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

PROPOSAL 1. ELECTION OF DIRECTORS

Directors and Nominees

The Bylaws of the Company provide that the number of directors shall be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at eleven. All directors are elected for a term of one year or until their successors are elected and qualified. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, has nominated Daniel G. Cohen, Walter T. Beach, Michael J. Bradley, John C. Chrystal, Matthew Cohn, John M. Eggemeyer, Hersh Kozlov, Damian M. Kozlowski, William H. Lamb, James J. McEntee III and Mei-Mei Tuan, for election at the Meeting for a term to expire at the annual meeting to be held in 2020 or until their successors are elected or appointed.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all the current directors. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the Nominating and Governance Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election. Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the directors, nominees and executive officers of the Company.

Following are summaries of the background, business experience and principal occupations of the nominees and current directors.

Daniel G. Cohen, age 49, currently serves as the Chairman of The Bancorp, Inc. and the head of its executive committee. He has held both positions since 1999.  In addition, he is also Vice-Chairman of the Board of Directors of The Bancorp’s wholly owned subsidiary, The Bancorp Bank, and Chairman of Bank’s executive committee.   In addition, Mr. Cohen’s responsibilities include the management of The Bancorp Inc.’s Commercial Real Estate CMBS (Commercial Mortgage Backed Securities) group. Mr. Cohen had served as the Chief Executive Officer of The Bancorp from its creation in 1999 through 2001. Since February 2018, Mr. Cohen has served as the Chairman of the Board of Directors and of the Board of Managers of Cohen & Company, LLC, and has, since September 2013, served as the President and Chief Executive of the European Business of Cohen and Company, Inc., a publicly traded financial services company with approximately $3.1 billion in assets under management as of  September 30, 2018, and as President, a director and the Chief Investment Officer of Cohen and Company Inc.'s indirect majority owned subsidiary, Cohen & Company Financial Limited (formerly known as EuroDekania Management Limited), a Financial Conduct Authority regulated investment advisor and broker dealer focusing on the European capital markets. Mr. Cohen served as Vice Chairman of the Board of Directors and of the Board of Managers of Cohen & Company, LLC from September 2013 to February 2018. Mr. Cohen served as the Chief Executive Officer and Chief Investment Officer of Cohen and Company, Inc. from December 2009 to September 2013 and as the Chairman of the Board of Directors from October 2006 to September 2013. Mr. Cohen served as the executive Chairman of Cohen and Company, Inc. from October 2006 to December 2009. In addition, Mr. Cohen served as the Chairman of the Board of Managers of Cohen & Company, LLC from 2001 to September 2013, as the Chief Investment Officer of Cohen & Company, LLC from October 2008 to September 2013, and as Chief Executive Officer of Cohen & Company, LLC from December 2009 to September 2013. Mr. Cohen served as the Chairman and Chief Executive Officer of J.V.B. Financial Group, LLC (formerly C&Co/PrinceRidge Partners LLC), Cohen and Company, Inc.'s indirect broker dealer subsidiary ("JVB"), from July 2012 to September 2013. Mr. Cohen has served as the Chief Executive Officer of FinTech Acquisition Corp. III, a special purpose acquisition corporation (SPAC), since March 2017. He has also served, since December 2018, as Chairman of Insurance Acquisition Corp., a SPAC.  Mr. Cohen served as a director and Chief Executive Officer of FinTech Acquisition Corp. II from May 2015 until its July 2018 merger with International Money Express, Inc. He previously served as a director of FinTech Acquisition Corp. I from November 2013 until July 2016, as FinTech I’s President and Chief Executive Officer from August 2014 until July 2016, and as FinTech I’s Executive Vice President from July 2014 through August 2014. FinTech I merged with CardConnect in July of 2016.  Mr. Cohen previously served as Chief Executive Officer of RAIT Financial Trust (NYSE: RAS), a real estate finance company focused on the commercial real estate industry, from December 2006 when it merged with Taberna Realty Finance Trust to February 2009, and served as a trustee from the date RAIT acquired Taberna in 2006 until his resignation from that position on February 2010. Mr. Cohen was Chairman of the board of trustees of Taberna Realty Finance Trust from its inception in March 2005 until December 2006 and its Chief Executive Officer from March 2005 to December 2006. Mr. Cohen served as a director of Star Asia, a joint venture investing in Asian commercial real estate, from February 2007 to February 2014 and as a director of Muni Funding Company of America, LLC, a company investing in middle-market non-profit organizations, from April 2007 to June 2011. Mr. Cohen is a member of the Academy of the University of Pennsylvania, a member of the Visiting Committees for the Humanities and a member of the Paris Center of the University of Chicago. Mr. Cohen is also a Trustee of the List College Board of the Jewish Theological Seminary, a member of the board of the Columbia Global Center in Paris, a Trustee of the Paideia Institute and a Trustee of the Arete Foundation.

Walter T. Beach, age 52, has been a director of The Bancorp, Inc. and the Bank since 1999. Mr. Beach has served as Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. Previously, from 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm where, beginning in 1994, he was responsible for the firm's investment decisions for its principal equity product. Before that, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm, and an analyst at Industry Analysis Group, an industry and economic consulting firm.  Since 2005, Mr. Beach has served as a director of Exantas Capital Corp. (formerly Resource Capital Corp.), a publicly traded real estate investment trust. Mr. Beach also served on the board of directors of FinTech Acquisition Corp. from November 2014 until July 2016, and also served on the board of directors of FinTech Acquisition Corp. II from May 2015 until its July 2018 merger with International Money Express, Inc. Mr. Beach also served as a director of Institutional Financial Markets, Inc. and its predecessor, Cohen & Company, a publicly traded financial services company specializing in credit related fixed income investments, from December 2009 to 2013.

Michael J. Bradley, age 74, has been a director of The Bancorp, Inc. and the Bank since 2005. From 1998 to 2014, Mr. Bradley was a co-owner and Managing Director of BF Healthcare, Inc., a supplier of physician services to hospitals and assisted living facilities. Mr. Bradley has served on the Board of Directors of Resource America, Inc., a specialized asset management company, since 2005, and SourceCorp, a provider of business outsourcing solutions, since 1996. Mr. Bradley has also served on the Managing Board of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners L.P., an oil and gas pipeline company, since 2004. Previously, Mr. Bradley served as Chairman of First Executive Bank, and as Vice Chairman of First Republic Bank. Mr. Bradley is a certified public accountant.

John C. Chrystal, age 61, served as Interim Chief Executive Officer of The Bancorp, Inc., and President of the Bank from January 2016 to June 2016; and he has served as a Director of The Bancorp and the Bank since 2013.  Mr. Chrystal’s service as Interim Chief Executive Officer did not disqualify his qualification as an independent Director.  In April 2017, the Board of Directors of The Bancorp, Inc. named Mr. Chrystal as Vice Chairman. Mr. Chrystal has served as an independent director of MoneyLion, Inc., a privately held financial wellness and consumer lending platform, since November 2016; an independent director of Regatta Loan Management LLC, a privately held, SEC-registered Investment Adviser, since 2015; and an independent director of the Trust for Advised Portfolios, a mutual fund series trust focused on multiple asset classes, since 2010. Mr. Chrystal was an independent director of Morgan Stanley Derivative Products, Inc., an entity providing credit enhancement for select derivative transactions, from 2010 to2017.  Mr. Chrystal was an independent director of Javelin Mortgage Investments, Inc., a mortgage real estate investment trust, from 2012 through its sale in 2016. From 2009 to 2012, Mr. Chrystal was a Managing Member of Bent Gate Advisors, LLC, a firm providing strategic advice to financial institutions; from 2005 through 2008 was the Chief Risk Officer of DiMaio Ahmad Capital, an investment management firm focused on corporate credit markets, and from 1993 to 2005 was a Managing Director with multiple Credit Suisse entities, with oversight of asset management and financial product functions.

Matthew Cohn, age 49, has been a director of The Bancorp, Inc. and the Bank since 1999. Mr. Cohn founded and serves as Vice Chairman of The ASI Show, a leading producer of trade shows throughout the country and the recipient of prestigious awards, including the INC 500 Award twice. In addition, since 1992, Mr. Cohn has been the Chairman of ASI Computer Systems, and the Vice Chairman of the Advertising Specialty Institute, a multi-year winner of the "Best Place to Work" award. Mr. Cohn has served on the international board of YPO (the Young Presidents' Organization). Mr. Cohn was the Chief Executive Officer of the Medical Data Institute as well as a past board member of The Society of Independent Show Organizers and Changing Attitudes, Decisions and Environments for Kids (CADEKids).  Mr. Cohn is currently an International Chancellor for JDRF (Juvenile Diabetes Research Foundation), and serves on the International Talent and Compensation Committee of the Board.  Mr. Cohn is now also the President of the Board of the Eastern Pennsylvania Chapter of JDRF.

John M. Eggemeyer, age 72, has been a Director of The Bancorp and the Bank since December 2016. Mr. Eggemeyer has been an investor, executive and financial advisor in the field of commercial banking for over 30 years. Mr. Eggemeyer is co-founder and chief executive of Castle Creek Capital LLC, a private equity firm founded in 1990 that specializes in the financial services industry. He also has served as Chairman of PacWest Bancorp and its predecessors since February of 1995.  Mr. Eggemeyer has served as a director of Guaranty Bancorp, and currently serves as a member of the Corporate Risk Committee. He was Chief Executive Officer of Guaranty Bancorp from 2004 to 2006, and served as its Chairman of the Board from 2004 to 2010.  Mr. Eggemeyer was a director of Heritage Commerce Corp. from August 2010 to December 2016, and he was a director of Pacific Western Bank from 2010 until 2014. He served as Chairman and Chief Executive Officer of White River Capital, Inc., a consumer finance company and its wholly owned subsidiary, Union Acceptance Company LLC, and as a director of TCF Financial Corporation and American Financial Realty Trust.  In addition, Mr. Eggemeyer currently serves as a trustee of Northwestern University, where he serves on the Innovation and Entrepreneurship and Finance Committees.

Hersh Kozlov, age 71, has been a director of The Bancorp, Inc. and the Bank since 2014. He has been a partner at Duane Morris LLP (An international law firm) since 2009. Previously, he was a partner at Wolf, Block, Schorr and Solis-Cohen LLP (a law firm) from 2001 to 2009. Mr. Kozlov served as a member of the board of directors of Resource America, Inc. and was previously a member of the board of directors of JeffBanks, Inc., TRM Corporation, Hudson United Bank, US Healthcare Life Insurance Company, and Princeton Insurance Company. Mr. Kozlov has also served as counsel to the board of directors of US Healthcare, Inc. and was appointed by the President of the United States to be a member of the Advisory Committee for Trade Policy & Negotiations, serving in that role from 2002 to 2004.

Damian M. Kozlowski, age 53, serves as Chief Executive Officer of The Bancorp, Inc., President of the Bank, and a Director of the company and the Bank. Mr. Kozlowski joined The Bancorp on June 1, 2016, after having served, since 2010, as Chief Executive Officer, President, and Director of Modern Bank, N.A. From 2008-2009, Mr. Kozlowski served as Chief Executive Officer of Alpha Capital Financing Group, Inc., a private equity firm he founded. From 2000 through 2006, Mr. Kozlowski served in executive capacities with Citigroup Private Bank; as the CEO of its Global Private Bank (2005-2006); President of its US Private Bank (2002-2005); Chief Operating Officer and Chief Financial Officer (2001-2002); and Global Head of Business Development and Strategy (2000-2001). Previously, from 1998-1999, he was a Managing Director of Bank of America Securities, an investment bank.

William H. Lamb, age 76, has been a director of The Bancorp, Inc. and the Bank since 2004. Mr. Lamb currently serves as Chairman of Lamb McErlane PC and directs the firm's Post-Trial and Appellate Advocacy Group. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court and is the only former Pennsylvania Supreme Court Justice currently in practice. Mr. Lamb has been recognized as a Top 100 Pennsylvania Super Lawyer for appellate law and as a Pennsylvania Super Lawyer since 2005. Mr. Lamb previously served as director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in 1999. Since 2004, Mr. Lamb has been appointed to the President's Advisory Committee on the Arts, the Commonwealth of Pennsylvania's Court of Judicial Discipline, and the Pennsylvania Elections Reform Task Force. Mr. Lamb also served as President Judge of the Court of Judicial Discipline and on the Chester County Boy Scout Council.

James J. McEntee III, age 61, has been a director of both The Bancorp, Inc. and the Bank since 2000.  Mr. McEntee has been President and Chief Financial Officer of FinTech Acquisition Corp. III, a SPAC, since March 2017.  He previously served as Chief Financial Officer and Chief Operating Officer of FinTech Acquisition Corp., a SPAC, until it merged with CardConnect Corp. in July 2016, and served as President and Chief Financial Officer of FinTech Acquisition Corp. II, a SPAC, until its July 2018 merger with International Money Express, Inc..  Mr. McEntee has served as the Managing Principal of StBWell, LLC, an owner and operator of real estate, since June 2010. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from its incorporation in 2006 until its merger with Cohen & Company in December 2009, and was the Chief Operating Officer of Cohen & Company from March 2003 until December 2009, and was a managing director of Cohen & Company Inc. and was the Vice-Chairman and Co-Chief Operating Officer of JVB Financial through October 2013. Mr. McEntee was a director of T-Rex Group, Inc., a provider of risk analytics software for investors in renewable energy, from November 2014 to January 2018. Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane, PC, and from 2000 until 2004 was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. Mr. McEntee has served since 2008 as a director of The Chester Fund, a nonprofit organization, and served as its Chairman from July 2012 to January 2018.

Mei-Mei Tuan, age 52 has been a director of both The Bancorp, Inc. and the Bank since 2013. Ms. Tuan is the co-founder and co-owner, managing partner and Chairman of Notch Partners LLC, a firm providing leadership capital and managed-led buyout strategies exclusively for institutional private equity funds. Ms. Tuan is also a Partner of Trewstar LLC, a boutique search firm based in New York specializing in board placements.  Since August 2018, Ms. Tuan has served as a director of FinTech Acquisition Corp. III, a SPAC. As an investment banker with Goldman Sachs, BankAmerica and BankAustria, Ms. Tuan led domestic and international transactions in project finance, mergers and acquisitions, real estate, syndications and sale leasebacks. Ms. Tuan's operating experience includes serving as Chief Financial Officer and Chief Operating Officer at the Sierra Foundation, from 1996 through 1997, and the San Francisco Food Bank, from 1997 through 1998. Ms. Tuan is an active board member of the Clara Maass Medical Center and its Foundation, The Harvard Business School Asian-American Alumnae Association, The New Jersey Council for the Humanities and Montclair Kimberley Academy.  In the recent past, she has served on the Boards of Friends, Thirteen (WNET), the Museum of Chinese in America in New York City (Co-Chair), the Wellesley College Alumnae Association, the New Jersey Women’s Forum, the Mid-Manhattan Performing Arts Foundation and the New Jersey Network (NJN).  Ms. Tuan is a member of the Committee of 100, an organization that addresses issues concerning Sino-U.S. relations.

The Board of Directors has not adopted specific minimum qualifications for service on the board, but rather seeks a mixture of skills that are relevant to the Company's business as a bank holding company and the business of its subsidiary bank.  The following presents a brief summary of the attributes of each director that led to the conclusion that he or she should serve as such:

Mr. Cohen has served as a director of, and in other significant management capacities, with a number of financial companies.   In addition to experience in commercial real estate, he has considerable experience in securities, investment management and capital markets.

Mr. Beach has extensive experience in investment management, corporate finance and capital markets.  He is deemed an audit committee financial expert which, among other factors, reflects the quantitative and analytical skills developed in his experience as a director of research for an investment management firm.

Mr. Bradley has served as chairman and in other significant capacities for financial institutions and served as Chief Executive Officer of several university hospitals, including Columbia Presbyterian Medical Center and Thomas Jefferson University Hospital. Within these capacities, he was involved in significant management functions with respect to business and financial matters.

Mr. Chrystal has extensive financial, investment and financial risk management experience, enabling him to provide the Company with advice and oversight regarding financial markets, risk management and investments.

Mr. Cohn has significant experience in founding, leading and having senior roles in a variety of companies, including mid-size businesses of the type that are the Bank's clients.  In addition, he has considerable experience with electronic distribution and technology-based companies.

Mr. Eggemeyer has served as chairman and in other significant management capacities with a number of financial companies. He is experienced in evaluating financial performance of financial institutions.

Mr. Kozlov has extensive legal and business experience resulting from his partnerships at prominent law firms where he represented companies which included banks, insurance companies and other financial institutions. He has board of director's experience at multiple financial institutions. His experience in general business matters also reflect service as a Presidential Appointee to the Advisory Commission for Trade Policy and Negotiations of the United States.

Mr. Kozlowski has extensive experience in commercial banking, wealth management, and investment banking. Additionally, he has held numerous leadership positions in financial institutions and has a demonstrated record in improving both financial and regulatory performance.

Mr. Lamb has extensive experience as a director of public bank holding companies, beginning in 1974.  Additionally, he has significant legal experience with respect to business and financial matters and has particular knowledge of the southeastern region of Pennsylvania, which is one market served by the Company.

Mr. McEntee has extensive experience in corporate law and financial institution management, as well as significant managerial experience in real estate, investments and capital markets operations.

Ms. Tuan has significant experience in financing real estate projects and a variety of other investment banking experience. She has served as a Chief Financial Officer and Chief Operating Officer and holds an M.B.A. from Harvard Business School.

Standard for Election of Directors

The number of votes required in order to be elected as a director depends on whether an election is contested or uncontested. An election is uncontested if no stockholder provides proper notice of an intention to nominate one or more candidates to compete with the Board of Directors' nominees in a director election, or if any such stockholders have withdrawn all such nominations at least five days prior to the mailing of notice of the meeting to stockholders. As no such notice has been provided, the director election described in this Proposal 1 is an uncontested election. In order to be elected as a director in an uncontested election, each director is elected by a majority of votes cast with respect to such director nominee. A "majority of votes cast" means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Votes "cast" include votes "for" and votes "against," but excludes abstentions with respect to a director's election or with respect to the election of directors in general.

If an incumbent director nominated for election as a director receives a greater number of "against" votes for his or her election than votes "for" such election, then that director, as a holdover director, must tender an offer of his or her resignation to the Board of Directors for consideration promptly following the certification of the vote. The Nominating and Governance Committee must promptly consider any resignation offer so tendered and a range of possible responses, based on any facts or circumstances they consider relevant, and make a recommendation to the Board of Directors as to the response to the resignation offer. If each member of the Nominating and Governance Committee received a majority against vote at the same election, then the independent directors who did not receive a majority against vote must appoint a committee among themselves to consider the resignation offers and to recommend to the Board of Directors a response to the resignation offers. The Board of Directors must take action on the Nominating and Governance Committee's recommendation (or committee of independent directors' recommendation) within 90 days following certification of the stockholder vote. Any director whose resignation is under consideration must abstain from participating in any board or committee deliberations regarding the acceptance of his or her offer of resignation or the offer of resignation of any other director tendered because that director received a majority against vote.

If an incumbent director's offer of resignation is accepted by the Board of Directors, then such director will cease to be a member of the Board of Directors upon the effective date of acceptance by the Board of Directors of the offer of resignation. If an incumbent director's offer of resignation is not accepted by the Board of Directors, then such director will continue to serve until the earlier of the next annual meeting or until his or her successor is elected and qualifies and his or her subsequent resignation or removal.

If any nominee for director who is not an incumbent fails in an uncontested election to receive a majority of votes cast at a meeting of stockholders duly called and at which a quorum is present, such nominee will not be elected and will not take office. All of the Board of Directors' nominees for election as a director at the Meeting are incumbents. If an incumbent director's offer of resignation is accepted by the Board of Directors, or if a non-incumbent nominee for director is not elected, the Board of Directors may fill any resulting vacancy or may decrease the size of the Board of Directors pursuant to the Company's bylaws.

The Board of Directors unanimously recommends a vote "FOR" the election of each nominee.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth the number and percentage of the Company's Common Shares owned as of March 19, 2019, by each of the Company's directors and executive officers, all of the directors and executive officers as a group and other persons who beneficially own more than 5% of the Company's outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security, if that person has or shares voting power or investment power with respect to such security, or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants, but are not deemed to be outstanding for purposes of computing the percentage of any other person.

	Common		Percent
Directors (2)	Shares (1)		of Class
Cohen, Daniel	818,353	(3)	1.4%
Beach, Walter	54,500	(4)	*
Bradley, Michael	99,500	(5)	*
Chrystal, John	323,715	(6)	*
Cohn, Matthew	95,563	(7)	*
Eggemeyer, John	3,576,598	(8)	6.3%
Kozlov, Hersh	77,500	(9)	*
Kozlowski, Damian	408,866	(10)	*
Lamb, William	200,241	(11)	*
McEntee, James	162,650	(12)	*
Tuan, Mei-Mei	30,500	(13)	*

Executive Officers (2)
Connolly, Mark	61,615	(14)	*
Frenkiel, Paul	211,730	(15)	*
Kuiper, Jeremy	182,444	(16)	*
Leto, John	113,724	(17)	*
McFadden, Hugh	26,185	(18)	*
McGraw, Donald	190,869	(19)	*
Pareigat, Thomas	51,938	(20)	*

All executive officers and directors (18) persons	6,686,491		11.8%

Other owners of 5% or more of outstanding shares
Frontier Capital	4,258,419	(21)	7.5%
Dimensional Fund Advisors, L.P.	3,711,755	(22)	6.6%
BlackRock, Inc.	3,684,587	(23)	6.5%
Castle Creek Partners VI L.P.	3,576,598	(24)	6.3%

* Less than 1%

(1)
Includes: (a) Common Shares and (b) Common Shares receivable upon vesting of restricted stock within 60 days of March 19, 2019 and (c) Common Shares receivable upon exercise of options held by such person which are vested or will vest within 60 days of March 19, 2019.

(2)	The address of all of the Company's directors and executive officers is c/o The Bancorp, Inc., 409 Silverside Road Suite 105, Wilmington, Delaware 19809.

(3)
Consists of: (a) 233,118 Common Shares owned directly, (b) 200,000 Common Shares issuable upon exercise of options, (c) 235 Common Shares held in a 401(k) plan account for the benefit of Mr. Cohen, (d) 265,000 Common Shares owned by a charitable trust of which Mr. Cohen is a co-trustee and (e) 120,000 Common Shares owned by a family trust of which Mr. Cohen is a co-trustee.

(4)	Consists of: (a) 29,500 Common Shares owned directly and (b) options to purchase 25,000 Common Shares.

(5)	Consists of: (a) 74,500 Common Shares owned directly and (b) 25,000 Common Shares issuable upon exercise of options.

(6)	Consists of: (a) 318,715 Common Shares owned directly and (b) 5,000 Common Shares issuable upon exercise of options.

(7)	Consists of: (a) 70,563 Common Shares owned directly and (b) 25,000 Common Shares issuable upon exercise of options.

(8)
Based on a Form 4 filed by Mr. Eggemeyer on February 12, 2019.  Consists of 3,576,598 Common Shares held by Castle Creek Capital Partners VI, L.P. ("CC Fund VI").    Mr. Eggemeyer is a managing principal of Castle Creek Capital VI LLC, the sole general partner of CC Fund VI, and may be deemed to have voting and/or investment control of the securities held by CC Fund VI. Mr. Eggemeyer disclaims beneficial ownership of the securities held by CC Fund VI, except to the extent of his pecuniary interest therein.

(9)	Consists of 77,500 Common Shares owned directly.

(10)
Consists of: (a) 246,026 Common Shares owned directly, (b) 150,000 Common Shares issuable upon exercise of options and (c) 12,840 Common Shares held in a 401(k) plan account for the benefit of Mr. Kozlowski.

(11)
Consists of: (a) 153,963 Common Shares owned directly, (b) 21,278 Common Shares held in trusts for the benefit of members of Mr. Lamb's immediate family and (c) 25,000 Common Shares issuable upon exercise of options.

(12)	Consists of: (a) 137,650 Common Shares owned directly and (b) 25,000 Common Shares issuable upon exercise of options.

(13)	Consists of 30,500 Common Shares owned directly.

(14)	Consists of 59,590 Common Shares owned directly and (b) 2,025 Common Shares held in a 401(k) plan account for the benefit of Mr. Connolly.

(15)
Consists of: (a) 45,509 Common Shares owned directly, (b) 161,000 Common Shares issuable upon exercise of options and (c) 5,221 Common Shares held in a 401(k) plan account for the benefit of Mr. Frenkiel.

(16)	Consists of: (a) 180,803 Common Shares owned directly (b) 1,641 Common Shares held in a 401(k) plan account for the benefit of Mr. Kuiper.

(17)	Consists of (a) 112,288 Common Shares owned directly and (b) 1,436 Common Shares held in a 401(k) plan account for the benefit of Dr. Leto.

(18)	Consists of 26,185 Common Shares owned directly.

(19)
Consists of: (a) 40,627 Common Shares owned directly, (b) 143,000 Common Shares issuable upon exercise of options and (c) 7,242 Common Shares held in a 401 (k) plan account for the benefit of Mr. McGraw.

(20)
Consists of: (a) 12,619 Common Shares owned directly, (b) 35,000 Common Shares issuable upon exercise of options and (c) 4,319 Common shares held in a 401 (k) plan account for the benefit of Mr. Pareigat.

(21)	Based solely on Form 13G/A filed by Frontier Capital Management Co., LLC on February 11, 2019. The address of Frontier Capital Management Co. LLC. Is 99 Summer Street, Boston, MA 02110.

(22)
Based solely on Form 13G/A filed by Dimensional Fund Advisors LP on February 8, 2019. Dimensional Fund Advisors LP is an investment adviser and serves as investment manager or sub-adviser to commingled funds, group trusts and separate accounts (collectively the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in this schedule are owned by the Funds and Dimensional disclaims beneficial ownership of such securities. The address of    Dimensional Fund Advisors, L.P. is Building One 6300 Bee Cave Road Austin, Texas, 78746.

(23)	Based solely on Form 13G/A filed by BlackRock, Inc on February 4, 2018. The address of BlackRock, Inc is 55 East 52nd Street New York, New York 10055.

(24)
Based solely on Form 4 filed by Mr. John M. Eggemeyer on February 12, 2019 (see Footnote 8).  Consists of 3,576,598 Common Shares held by Castle Creek Capital Partners VI, L.P. ("CC Fund VI").  The address of CC Fund VI is 6051 El Tordo, Rancho Santa Fe, CA 92067.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports.

Based solely on its review of the reports received by it, the Company believes that, during fiscal 2018, no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis.

NON-DIRECTOR EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of the Company's executive officers who is not also a director. For the Company's officer who is a director nominee, Damian Kozlowski, this information can be found above under "Proposal 1. Election of Directors—Directors and Nominees."

Mark L. Connolly, age 51, joined The Bancorp in June 2016 and has served as Executive Vice President and Head of Credit Markets since February 2017. From 2013 to 2015, Mr. Connolly held a variety of senior management roles including Chief Financial Officer, Head of Operations and Head of Financial Services of Tresata, Inc., a data analytics software company. Previously, from 2010 to 2012, Mr. Connolly served as Managing Director – Private Bank Head of Products which included US Lending, Mortgages, Banking and Trust Services at Morgan Stanley Smith Barney. Additionally, Mr. Connolly served as the Co-Chief Executive Officer/Chief Operating Officer of the U.S. Private Bank at Citi Global Wealth Management from 2009 to 2010 and served as the Head of U.S. Lending, Mortgages, Banking and Trust Services at Citi Global Wealth Management from 2005 to 2010.  Before joining Citigroup, Mr. Connolly also held a senior management position within Bank of America’s Corporate and Investment Bank from 1998 to 2005.

Paul Frenkiel, age 66, has served as Chief Financial Officer and Executive Vice President of Strategy at The Bancorp since joining the organization in September 2009; he also serves as the organization's Principal Accounting Officer. From November 2000 through October 2008 he was Chief Financial Officer and Executive Vice President of Republic First Bancorp Inc. From January 2005 through September 2009, Mr. Frenkiel also served as Chief Financial Officer and in other capacities for First Bank of Delaware, which was spun off from Republic First Bancorp Inc. Additionally, he served as Chief Financial Officer of JeffBanks, Inc., from 1987 through its acquisition by Hudson United Bancorp in 2000, and also served as Chief Financial Officer at Dominion Bank. A chartered bank auditor and certified public accountant, Mr. Frenkiel is a member of the American Institute of Certified Public Accountants.

John Leto, age 55, joined the company in 2016 and serves as Executive Vice President and Chief Administrative Officer overseeing, Marketing, Public Relations and Investor Relations, as well as Human Resources, Organization Development, and all Sales Effectiveness and Practice Management programs. From 2012 to 2016, Dr. Leto served as Senior Vice President and Head of National Sales of Wealth Management at TD Bank, where he managed the sales expansion strategy throughout the U.S. footprint. Previously, from 2009 to 2012, Dr. Leto was President and Chief Executive Officer of Standard Chartered Americas Private Bank and Chairman, President, and Chief Executive Officer of StanChart Securities International. As part of Standard Chartered's U.S. Executive Committee, he was responsible for all Wealth Management businesses within the U.S. and Latin America. Dr. Leto has also held senior management positions at Citigroup from 1995 to 2007, where he served as The Citigroup Private Bank's Chief Administrative Officer, with responsibility for the U.S., Latin America, Asia, Europe, and the Middle East.

Hugh McFadden, age 78, joined The Bancorp in June 2016 as Executive Vice President and oversees Loan Operations, Retail Operations and all Compliance and Risk Management functions. Mr. McFadden previously served as a Consultant for Promontory Financial Group ("PFG") since February 2014, and previously worked in this capacity from September 2007 to March 2011. From April 2011 to October 2013, he was Chief Operating Officer and Chief Risk Officer of Modern Bank, N.A., where he played a leading role in regulatory remediation efforts, the development of a compliance risk management program, and the introduction of an enterprise risk management system. From January 2001 to July 2007, Mr. McFadden served in various capacities within Citigroup Private Bank, including as a Senior Consultant from September 2006 to April 2007, where he was a project leader for client on-boarding for account opening, suitability, and anti-money laundering-related controls. He was Chief Operating Officer (Europe) from September 2004 to September 2006, where he provided oversight to operations, technology, client services, business risk, legal and compliance. From September 2001 to August 2004, he served as Chief Operating Officer for the Americas, where he had overall responsibility for infrastructure activities in the U.S. and Latin American regions, after previously serving as the Chief Operating Officer of the U.S. Private Bank from January 2000 to September 2001. Prior to his work at Citigroup Private Bank, Mr. McFadden spent 22 years at Bankers Trust Company, where he had roles as a Vice President, Senior Vice President, and Managing Director. He served as Division Head and Business Planning Head for the Mid-East and Africa Group (November 1976 to March 1986), General Manager of the Paris Operation (April 1986 to October 1987), Chief of Staff of Global Corporate Finance (November 1987 to February 1993), Head of the Global Management Information Group (February 1993 to June 1995), and Chief of Staff, Global Finance Group (June 1995 to March 1998), where he was responsible for budgeting and planning, organization strategy and design, systems implementation, and staffing. From April 1998 to his departure from Bankers Trust Company in June of 1999, Mr. McFadden served as Corporate Compliance Head and Legal/Compliance Department Business Manager, where he was responsible for administration, technology, budgeting, and training for the firm's global Legal and Compliance Groups. He also served as Chairman of the Board of Bankers Trust's Delaware bank.

Donald F. McGraw, age 61, has served as the Chief Credit Officer of The Bancorp since 1999. Mr. McGraw is in charge of the Company's Credit Administration Department, Loan Review Department, Loan Documentation Department, and Appraisal Department; he is also responsible for implementing credit policy and serves as a senior member of the Company's six Credit Committees. From 1986 through 1998, he served as Senior Vice President, Credit Administration, for Jefferson Bank, joining the company after a career as a bank examiner for the FDIC from 1977 to 1986.

Thomas G. Pareigat, age 59, has served as General Counsel since February 2011. From 2003 to 2005 and from 2007 to 2011 he was a partner in the Minneapolis, Minnesota law firm of Lindquist & Vennum LLP, where he concentrated his practice on banking law and regulatory compliance matters as a member of the firm's Financial Institutions Practice Group.  Between 2005 and 2007 he served as Senior Vice President and Regulatory Counsel for Marshall BankFirst Corp. From 2001 to 2002, Mr. Pareigat was Vice President and Corporate Counsel for Marquette Bancshares, Inc. and its subsidiary banks until their acquisition by Wells Fargo. From 1989 to 2001 he served as Senior Attorney with Bankers Systems, Inc. (now Wolters Kluwer Financial Services). A frequent speaker on emerging risk issues within the financial services industry, Mr. Pareigat serves on the Editorial Board of the American Bankers Association's Bank Compliance magazine, and has served on the faculty of the ABA's National Compliance School and Graduate School for Compliance Risk Management.

CORPORATE GOVERNANCE

Director Independence

The Company's Common Shares are listed on the NASDAQ Global Select Market under the symbol "TBBK" and the Company is subject to the listing standards thereof. The Board of Directors has determined that Mr. Beach, Mr. Bradley, Mr. Cohn, Mr. Chrystal, Mr. Eggemeyer, Mr. Kozlov, Mr. Lamb, Mr. McEntee and Ms. Tuan, each meet the definition of an independent director set forth in the NASDAQ rules. In making these determinations, the Board of Directors reviewed information from each of these directors concerning all their respective relationships with the Company and its affiliates and analyzed the materiality of those relationships.

Board Leadership and Committee Structure and Role in Risk Oversight

Daniel G. Cohen serves as the Company’s Chairman of the Board and Damian Kozlowski serves as its Chief Executive Officer and as a director. The Company believes that the most effective leadership structure at the present time is to have separate Chairman of the Board and Chief Executive Officer positions because this allows the board to benefit from having two strong voices bringing separate views and perspectives to meetings.

The Risk Committee meets at least quarterly, and, while the Board of Directors and all of its committees are sensitive to risks relating to the Company and its operations, the Risk Committee is primarily responsible for overseeing the Company's risk management processes on behalf of the Board of Directors. A subset of the Risk Committee also serves as the Consent Order Oversight Committee and meets at least quarterly to oversee the Bank’s compliance with the requirements of the Bank’s 2015 Consent Order with the FDIC and the Bank’s consumer compliance, third-party risk management and compliance auditing functions.  The Complaint and Error Claim Committee meets monthly and focuses on the process for handling, monitoring and resolving all complaints and Regulation E error claims received directly by the Bank or through its third-party product contributors. The Bank Secrecy Act ("BSA") Committee meets monthly and oversees compliance with BSA regulations, compliance with the requirements of consent orders with federal banking authorities, and related BSA risks. The Audit Committee meets at least quarterly, and focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. These committees receive reports from management regularly regarding the Company's assessment of risks and the adequacy and effectiveness of internal control systems. Through their interaction with the Company's senior management, these committees oversee credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). The Chief Risk Officer meets at least quarterly with the Risk Oversight Committee to discuss potential risk or control issues involving management. The aforementioned Board committees report regularly to the Board of Directors, which also considers the Company's entire risk profile, including additional strategic and reputational risks. While the Board of Directors oversees the Company's risk management, senior management at the Company and Bank are responsible for the day-to-day risk management processes. Senior management comprises the Bank's Enterprise Risk Management Committee which meets at least quarterly and addresses various risks, controls and related monitoring.  While the Board of Directors believes that this division of responsibility is the most effective approach for addressing the risks facing the Company, it will continue to re-examine this structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Board Meetings

The Board of Directors held a total of 12 meetings during fiscal 2018. During fiscal 2018 all directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which the director had been a director and (b) the total number of meetings held by all committees of the Board of Directors on which the director served during the periods that the director served. It is the policy of the Board of Directors that all directors attend the annual meeting of stockholders of the Company, if practicable. All directors attended the last annual meeting.

Communications with the Board

Stockholders, employees and others who wish to communicate with the Board of Directors may do so by sending their correspondence to The Bancorp, Inc., Attention: Paul Frenkiel, Secretary, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication." All such letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate.

Corporate Governance Materials

The Company's Code of Ethics and Business Conduct (the "Code of Business Conduct"), Corporate Governance Guidelines and the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on the Company's website: http://www.snl.com/irweblinkx/govdocs.aspx?iid=4054569.

Copies of these documents are available, free of charge, upon written request to: The Bancorp, Inc., Attention: Andres Viroslav, Investor Relations, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809. The Company will satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct by posting such information on the Company's website.

Board Committees

The Board of Directors currently has seven standing committees: the Audit Committee, the Compensation Committee, the Risk Committee, the Complaint and Error Claim Committee, the Bank Secrecy Act Committee, the Nominating and Governance Committee and the Executive Committee. The committees on which directors serve, the chairman of each committee, and the number of meetings held during 2018 are set forth below.

Board Member	Audit	Compensation	Risk	Bank Secrecy Act	Nominating and Governance	Executive	Complaint and Error Claim
Daniel G. Cohen						Chairman
Walter T. Beach	X	Chairman			X	X
Michael J. Bradley	Chairman	X	X			X
John Chrystal			X	Chairman		X	X
Matthew Cohn	X				X
William H. Lamb		X			Chairman	X
Hersh Kozlov			X				X
James McEntee			Chairman	X			Chairman
Mei-Mei Tuan			X	X			X
Meetings held in 2018	6	4	4	13	3	-	12

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist the Board of Directors audit oversight of (a) the integrity of the Company's financial statements, (b) the Company's risk management processes (c) the Company's compliance with legal and regulatory requirements, (d) the independent auditor's qualifications and independence and (e) the performance of the Company's internal audit function and independent auditors. The Audit Committee also prepares the audit committee report required by the rules of the SEC to be included in the Company's annual proxy statement.

Each member of the Audit Committee meets the independence standards for audit committee members set forth in applicable NASDAQ rules, as well as those set forth in Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that Mr. Beach qualifies as an "audit committee financial expert" as that term is defined in applicable rules and regulations under the Exchange Act.

Compensation Committee. The Compensation Committee is appointed by the Board of Directors to have direct responsibility for approving the compensation of the Chief Executive Officer and certain other officers and the non-management directors of the Company as described in "Compensation Committee Report" and the related "Compensation Discussion and Analysis” below. At all times during 2018, the Compensation Committee had direct responsibility for (a) administering the Company's equity-based compensation plans and (b) reviewing any extraordinary bonus or other compensatory payments to any employee of the Company.  For officers and employees reporting to named executive officers, or NEOs, the Compensation Committee has delegated primary responsibility for recommending salary changes to the Chief Executive Officer and President.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of Messrs. Beach, Bradley and Lamb.  None of such persons was an officer or employee of the Company or any of its subsidiaries during fiscal 2018 or was formerly an officer or employee of the Company. During fiscal 2018, none of the Company's executive officers served as a director or on the compensation committee of another entity, one of whose executive officers served on the Compensation Committee. During fiscal 2018, none of the Company's executive officers served on the compensation committee of another entity, any one of whose executive officers served on the Company's Board of Directors.

Risk Committee. The Risk Committee is appointed by the Board of Directors to assist in the oversight of risk management and risks inherent in the Company's activities. The committee oversees the activities of the Chief Risk Officer and meets with various members of management, as necessary or desirable, in its oversight of risk management. A subset of members of this committee serves as the Bank’s Consent Order Oversight Committee for purposes of confirming compliance with the requirements of consent orders with federal banking authorities. See “—Board Leadership and Committee Structure and Role in Risk Oversight.”

Complaint and Error Claim Committee. The Complaint and Error Claim Committee is appointed by the Board of Directors to assist in the oversight of customer complaint resolution including claims of possible errors related to electronic fund transfers or inquiries related to such transfers, and resolutions of related agreed upon improvements required by consent orders with federal banking authorities. See “—Board Leadership and Committee Structure and Role in Risk Oversight.”

Bank Secrecy Act ("BSA") Committee. The BSA Committee is appointed by the Board of Directors to assist in the oversight of compliance with BSA/ Anti-Money Laundering requirements, including resolutions of agreed upon improvements required by the FDIC consent orders. See “—Board Leadership and Committee Structure and Role in Risk Oversight.”

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board of Directors to (a) assist the Company and the Board of Directors in maintaining an effective and knowledgeable Board of Directors, including assisting the Board of Directors in identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders and the directors to be appointed to each committee, and (b) develop and recommend for the Board of Director's consideration governance guidelines for the Company. All of the members of this committee have been determined by the Board of Directors to be independent under applicable NASDAQ and Exchange Act rules.

The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. The Company describes the procedures for nominations by stockholders in "Stockholder Proposals and Nominations." In evaluating candidates, the Nominating and Governance Committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Nominating and Governance Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee seeks to ensure that the membership of the Board of Directors and each committee of the Board of Directors satisfies all relevant NASDAQ rules and applicable laws and regulations and all requirements of the Company's governance documents. The Nominating and Governance Committee seeks to achieve a mixture of skills that are related to the Company's business. The nature of the specific qualifications, qualities or skills that the Nominating and Governance Committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board of Directors.

Executive Committee. The Executive Committee has the delegated authority to act in lieu of the Company's Board of Directors in between meetings of the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under the Code of Business Conduct, the Company has established a procedure regarding the review and approval of transactions that would be required to be reported under Item 404 of Regulation S-K. Under this procedure, the Audit Committee must approve any such transaction and find it to be on terms comparable to those available on an arms' length basis from an unaffiliated third party, or find that it otherwise does not create a conflict of interest. If the Audit Committee finds a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of the Code of Business Conduct is approved by the Audit Committee.

The Bank maintains deposits for various affiliated companies totaling approximately $2.6 million and $4.7 million as of December 31, 2018 and 2017, respectively.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons.  All loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender.  At December 31, 2018, these loans were current as to principal and interest payments, and did not involve more than normal risk of collectability.  At December 31, 2018 and 2017, loans to these related parties amounted to $2.0 million and $1.7 million, respectively.

The Bank has periodically purchased securities under agreements to resell and engaged in other securities transactions through J.V.B. Financial Group, LLC (JVB), a broker dealer in which the Company’s Chairman is a registered representative and has a minority interest. The Company’s Chairman also serves as the President, a director and the Chief Investment Officer of Cohen & Company Financial Limited (formerly Euro Dekania Management Ltd.), a wholly-owned subsidiary of Cohen & Company Inc. (formerly Institutional Financial Markets Inc.), the parent company of JVB.  In 2018, the Bank purchased $7.1 million of government guaranteed SBA loans for Community Reinvestment Act purposes from JVB.  Prices for the SBA loans are verified to market rates and no separate commissions or fees are paid to that firm. The Company purchased securities under agreements to resell through JVB primarily consisting of Government National Mortgage Association certificates which are full faith and credit obligations of the United States government issued at competitive rates.  JVB was in full compliance with all of the terms of the repurchase agreements at December 31, 2018 and had complied with the terms for all prior repurchase agreements.  There were $0 and $64.3 million of repurchase transactions outstanding at December 31, 2018 and 2017, respectively.

Mr. Hersh Kozlov, a director of the Company, is a partner at Duane Morris LLP, an international law firm.  The Company paid Duane Morris LLP $3.0 million in 2018, $3.5 million in 2017 and $4.0 million in 2016 for legal services.

PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their stockholders with a non-binding vote to approve executive compensation at least once every three years, or more frequently, as directed by stockholder vote. The Company is seeking this stockholder advisory vote on its executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a) and pursuant to the stockholder vote of the Company's 2017 annual meeting that required the advisory vote to be on an annual basis.

The Board of Directors Supports a Say-On-Pay Vote, and Will Consider the Results Carefully.

At its meeting held in 2018, 53% of the votes cast approved the 2017 executive compensation program. At its meeting held in 2017, 84% of the votes cast approved the 2016 executive compensation program. Notwithstanding that the majority of shareholders approved the program in 2018, the Compensation Committee acted on shareholder feedback to increase the 53% approval rate. Specifically, in 2018 the Compensation Committee restructured the CEO’s compensation to “pay for performance” and made other changes to address input from shareholders and their advisors. The restructuring of the CEO’s compensation and other changes are described in a chart in the Compensation Discussion and Analysis ("CD&A”) below.  The Board of Directors values the Company's stockholders' opinions. As it does each year, the Board of Directors intends to evaluate the results of the advisory vote on compensation carefully when making future decisions regarding compensation of the named executive officers.

Compensation of Named Executive Officers

As described in the CD&A below, the Compensation Committee has developed an executive compensation program designed to align the long-term interests of the Company's named executive officers with the long-term interests of its stockholders. The disclosure in the CD&A and the disclosure included in the section entitled "Executive and Director Compensation" below have been provided in response to the requirements of SEC rules and explain the compensation policies under which the Company paid its named executive officers for 2018.

Advisory or Non-Binding Effect of Vote

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or "non-binding" vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors about certain issues, like executive compensation. The Board of Directors is not required by law to take any action in response to the stockholder vote. However, the Board of Directors values the Company's stockholders' opinions, and the Board of Directors intends to evaluate the results of the vote carefully when making future decisions regarding compensation of the named executive officers. The Company believes that providing its stockholders with an advisory vote on its executive compensation program will further enhance communication with stockholders, while also meeting the Company's obligations under the Dodd-Frank Act and the SEC's rules.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the compensation program for named executive officers, as disclosed in the Company's proxy statement dated April 5, 2019.

The Board of Directors unanimously recommends a vote "FOR" approval of the compensation of executive officers as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company is required to provide information regarding the compensation program in place for its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers. The Company must also provide compensation information for up to two additional individuals who would have been included but for the fact that they were not executive officers at the end of the fiscal year. This discussion refers to the Company's Chief Executive Officer, Chief Financial Officer, the three other most highly-compensated executive officers, and one individual who would have been included but for the fact that he was not an executive officer at the end of the fiscal year as "Named Executive Officers" or "NEOs." This discussion should be read in conjunction with the detailed tables and narrative descriptions under "Executive and Director Compensation."

The Compensation Committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of the Company's NEOs. The Compensation Committee is also responsible for administering the Company's employee benefit plans, including incentive plans. The Compensation Committee is comprised solely of independent directors.

Executive Summary

The Compensation Committee evaluated our Chief Executive Officer, Damian Kozlowski’s performance for 2017 and 2018, his first two full years of employment since his hire in 2016, in which year the Bank incurred a loss. Notwithstanding the Company exceeding all requirements and metrics for the payment of bonus and equity grants, Mr. Kozlowski’s total compensation in 2018 was kept at 2017 levels as the Compensation Committee monitored sustainability. Additionally, to address shareholder input, his base salary was lowered to $750,000 from $900,000 effective December 31, 2018, and the Compensation Committee determined to allocate a significant portion of any future equity grants to options instead of restricted stock units beginning in 2019. An analysis of the metrics for the payment of bonus or equity grants is as follows.

Pre-established Requirements for Bonus and Equity Grants(a)

Metric	Requirement	Actual December 31, 2018	Percent of Requirement Achieved
Return on Equity	10% or top peer quartile	24.26% and top peer quartile	100% (exceeded)
Return on Assets	1.0% or top peer quartile	2.07% and top peer quartile	100% (exceeded)
Tier 1/Average Assets	8.50%	10.11%	100% (exceeded)
Other Goals	Implementation	Implemented	100%
Risk Considerations	Reduce Risk While Increasing Revenues	Revenues increased 10+%; risk decreased(b)	100%

(a)	Pre-established requirements and metrics are published on the Company’s website at http://investors.thebancorp.com/Presentations.
(b)	Higher risk lines of business including European operations were successfully sold.

While the 2018 shareholder advisory vote on executive compensation won majority approval, the approval percentage was less than in prior years. The Chief Financial Officer and Chief Executive Officer are the Company’s primary representatives who meet with investors. In 2018, these officers met with shareholders owning approximately 51% of the Company’s stock, including shareholders who did not vote for approval. After considering such input, the Compensation Committee implemented a pay for performance structure and took the following actions related to CEO compensation:

1.
Effective December 31, 2018, CEO base salary was reduced from $900,000 to $750,000 per year.  This reduction brings the base salary to peer levels and increases the proportion of total compensation determined by financial performance.

2.
Any incentive compensation awarded in 2019 and future years, will contain a significant component of stock options. While in 2016 a significant number of options had been awarded as part of Mr. Kozlowski’s 2016 initial employment package, in 2017 and 2018, all equity compensation awarded was restricted stock units. The value of stock options is wholly determined by the increase in stock price, which provides a greater pay for performance element. As of December 31, 2018, Mr. Kozlowski had 166,626 unvested restricted stock units versus 300,000 stock options.

3.
The financial targets required to be achieved for incentive compensation to be awarded, including return on assets and return on equity, were published on the Company’s website. This has created accountability and transparency, as the required targets for pay for performance awards are accessible by all shareholders.

Mr. Kozlowski was named the Company’s CEO in June 2016, a year in which the Company had significant regulatory requirements outstanding, and in which it incurred losses. He was engaged because of his proven experience in:

a.	financial turn-around;
b.	improving the bank’s compliance with regulatory requirements; and
c.	reducing financial and regulatory risk, while sustaining financial performance.

The Compensation Committee evaluated the Company’s performance in each of the areas above as follows:

a.	Financial turn around

Mr. Kozlowski was engaged as CEO in June 2016 and charged with engineering a financial turnaround from the losses in that year.  The Company exceeded the required financial targets set by the Board of Directors in both 2017 and 2018, the first two full years since his hire.  In 2018, return on assets and equity were 2.07% and 24.26%, respectively. Compared to the loss in 2016, pre-tax income from continuing operations in 2017 was $40.4 million and $119.8 million in 2018. Net income in 2018 increased to $88.7 million from $21.7 million in 2017. The Compensation Committee compared the return on assets and equity to its peer groups and concluded that the Company was in the top quartile of peers for both return on assets and equity for 2018.

b.	Improving the bank’s compliance with regulatory requirements

The Board of Directors including the Compensation Committee has monitored the implementation of a unique software system for BSA, as well as other infrastructure improvements. These include the creation in 2018 of a Center of Excellence for BSA and related regulatory requirements. The system and infrastructure have been largely implemented and enhancements continue to be made. Virtually all the items in the regulatory “encyclopedia”, a compendium of all outstanding regulatory findings or recommendations, have been verified.

c.    Reducing financial and regulatory risk, while sustaining financial performance

During Mr. Kozlowski’s 2.5-year tenure, the Company has sold or otherwise disposed of approximately 60% of its higher risk discontinued assets and related investment in unconsolidated entity. Additionally, higher risk lines of business such as European operations were sold, while lower charge-off lending lines have grown significantly, with total loans outstanding increasing 8% year over year.

In addition to the key areas set forth above, under the oversight of the CEO, new sources of revenue, including the rapid funds product, were initiated, an innovation framework and process was created, operating platforms were reengineered, including a securities-backed line of credit platform (SBLOC) to facilitate scalability, and corporate culture was enhanced to include a formal diversity and inclusion program.

The Board of Directors pre-established specific financial and non-financial goals which were key in achieving the improved 2018 financial results and facilitating future growth. In fiscal 2018, the Company achieved or exceeded these goals, delineated in “Determination of Compensation Amounts.” While Mr. Kozlowski had met or exceeded the pre-established requirements for 2017 and 2018, summarized above, the Compensation Committee maintained base salary, equity and bonus in 2018 at the same levels as 2017, as it continued to monitor sustainability.

After its 2018 annual meeting, the Company engaged its shareholders on the topic of executive compensation. As a result of discussions with shareholders, the Company instituted a pay for performance structure with shareholder input and actions as follows:

Shareholder Input	Company Actions
The CEO’s base salary exceeds the peer median. A lower base salary better aligns pay for performance which places greater emphasis on incentive compensation and less emphasis on base salary.	Effective December 31, 2018, the CEO’s base salary was reduced from $900,000 per year, to $750,000 per year.
The CEO’s equity awards upon his hire included a significant amount of stock options, but subsequent grants consisted solely of restricted stock units.  Stock options provide greater incentive for pay for performance, since the value of that compensation is driven exclusively by the increase in stock price after the grant date.

In 2019 and future years a significant allocation of any equity compensation granted will be awarded as stock options. As of December 31, 2018, Mr. Kozlowski had 166,626 unvested restricted stock units versus 300,000 stock options.

Publicizing the pre-established financial targets required to be achieved for pay for performance awards on the Company’s website, creates transparency and accountability for pay for performance.
Pre-established financial and other goals are presented on the Company’s website, and were used in the determination of 2018 cash bonus and equity incentive compensation. In the future, the Compensation Committee will convert its established metrics into a grid for additional clarity in how incentive compensation awards were determined. http://investors.thebancorp.com/Presentations

Increases in net income and other performance measures have been significant, but sustainability should be considered.
Total CEO compensation for 2018 was maintained at 2017 levels, notwithstanding the significant increases in net income, return on assets and return on equity in 2017, with further increases in 2018. These parameters were in the upper quartile of peers in 2018. The Compensation Committee continues to validate sustainability of financial performance including return on assets, return on equity and other measures.

Comparisons to peers on key financial metrics provide a tool to help determine that financial goals adequately reward shareholders.
The Compensation Committee added peer comparisons for return on assets and equity to its decisioning parameters. The detailed financial targets required for pay for performance awards on the Company’s website may also be compared to peers.

Some companies use grids or assign percentages to their various pre-established metrics which weight those factors in incentive compensation awards.
In 2018, the Compensation Committee required that the Company achieve pre-established metrics for the award of incentive compensation. In the future, the Compensation Committee will convert its established metrics into a grid for additional clarity in how incentive compensation awards were determined.

Compensation Objectives and the Focus of Compensation Awards

The Company's compensation policies are intended to provide appropriate compensation packages to motivate, reward, attract and retain talented and experienced executive officers, and support the management succession plan. The policies are also intended to manage the Company's compensation costs. The primary components of the Company's executive compensation program have been base pay, equity-based compensation and bonus.

The Compensation Committee believes that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Executive officers are rewarded in order to attract and retain highly qualified individuals and to motivate them to perform in a manner that maximizes corporate performance.

The Company's executive compensation program consists of three elements to reward and motivate its executive officers in line with the Compensation Committee's objectives described above:

•	base salary;

•	cash bonuses; and

•	long-term equity incentives reflected in grants of stock options, restricted stock awards and phantom units.

Generally, the Compensation Committee reviews annually the Company's mix of short-term performance incentives versus longer-term incentives.  It primarily focuses compensation on base salary and equity incentives with additional consideration for cash bonuses. The Compensation Committee has not established set percentages of short-term versus long-term incentives. Instead, it looks to provide a reasonable balance between those incentives and base salary. The Compensation Committee's policy for allocating between long-term and currently paid compensation is to set base compensation at levels adequate to attract and retain personnel, while providing incentives to maximize long-term shareholder value for the Company and its stockholders. As discussed in "Specific Elements of the Compensation Program," below, the Company provides cash compensation in the form of base salary to meet competitive salary norms. The Company also provides non-cash equity compensation to align this form of compensation with shareholder interests and the Company's long-term strategic goals. Cash bonuses are considered by the Committee to provide a shorter-term incentive which may align with competitive norms, acknowledge and reward specific accomplishments and assist in compensation expense management. Because of performance generally in years prior to 2017, cash bonuses were not paid in 2016. As a result of either achieving or exceeding pre-established financial goals including revenue increases and sustainable expense reductions, cash bonuses were paid to selected named executive officers in 2017 and 2018 with the rationales and conclusions noted in “Determination of Compensation Amounts”. The cash bonuses reflected specific successful efforts on the part of those officers in revenue generation and expense reduction. The revenue generation and expense reduction combined to substantially increase pre-tax income in 2017 (to $40.4 million compared to a loss in 2016) to pre-tax income of $119.8 million in 2018 as shown in the related graph in “Determination of Compensation Amounts” below. In 2017 and 2018 base salary increases were not made and the CEO base salary was reduced effective December 31, 2018, to enhance the pay for performance structure.

The Compensation Committee also "benchmarks" the Company's compensation programs to a peer group of banking institutions based upon its review of financial statements and other publicly available data. The committee had historically used six banks as its peer group. The level of these institution's total assets and their regional location are factors the Compensation Committee considers in establishing the peer group. In 2018, the Compensation Committee added three peers with lines of business similar to our own: Meta Financial Group (prepaid card accounts), TriState Capital (SBLOC loans) and Live Oak Bank (SBA loans). Additionally, the Compensation Committee added to our peer group eighteen other banks supplied by McLagan, a company which provides salary databases for peer comparisons.  This expanded peer group of twenty-seven banks provides a wider peer group on which basis to assess the Company’s performance, especially return on assets and equity. The peer group is also used to compare the CEO and other NEO compensation to peers. Although considerable knowledge about the competitiveness of the Company's compensation programs is gained through the benchmarking process, the Compensation Committee recognizes that each financial institution is unique and that significant differences in executive compensation practices exist. The Compensation Committee also considered the added complexity and earnings stream resulting from the payments businesses unique to Bancorp. While Meta Bank also engaged in certain payments businesses, it did not engage in the specialized SBLOC, SBA and CMBS securitization businesses. Those businesses differentiate the Company from banks in its size range, which also do not specialize in prepaid accounts. Additionally, the Compensation Committee utilized return on assets and equity peer comparisons, which are independent of size. After the additions discussed above, the expanded peer group is composed of the following banks:

Beneficial Bancorp Inc.	Meta Financial Group Inc.
Brookline Bancorp Inc.	OceanFirst Financial Corp.
Bryn Mawr Bank Corp.	Peapack-Gladstone Financial
Camden National Corp.	Provident Financial Services
ConnectOne Bancorp, Inc.	S&T Bancorp Inc.
Dime Community Bancshares Inc.	Sandy Spring Bancorp Inc.
Eagle Bancorp Inc.	Tompkins Financial Corporation
Financial Institutions Inc.	TriState Capital Holdings Inc.
First Commonwealth Financial	TrustCo Bank Corp NY
Flushing Financial Corp.	United Financial Bancorp
Independent Bank Corp.	Univest Corp. of Pennsylvania
Lakeland Bancorp	Washington Trust Bancorp Inc.
Live Oak Bancshares Inc.	WSFS Financial Corp.
Meridian Bancorp Inc.

The Compensation Committee believes that the combination of short and long-term compensation that the Company provides fulfills its objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. The Compensation Committee also believes that the Company's incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing the Company to maintain controls over its compensation costs.

The Company did not utilize an outside compensation consultant in assessing compensation.

Compensation Methodology

The Compensation Committee ordinarily determines compensation amounts for individual NEOs for 12 month periods. The Chief Executive Officer typically provides the Compensation Committee with key elements of both the Company's and the NEOs' (other than the Chief Executive Officer's) performance as well as recommendations to assist it in determining compensation levels. The Compensation Committee determines the amount of equity awards and cash bonuses, if any, at its discretion and reviews the prior year’s performance during the first quarter of each year and at interim periods at its discretion.

Specific Elements of the Compensation Program

Below are the specific elements of the Company's compensation program for executive officers. A chart showing the percentage of each component to the total is as follows:

Name	Principal Position	Base Salary 2018 ($)%		2018 Cash Bonus ($)%		2018 Equity Grant ($)%		Total (S)
Damian Kozlowski	Chief Executive Officer	900,000	60	300,000	20	300,000	20	1,500,000
Paul Frenkiel	Chief Financial Officer	310,660	60	100,000	20	100,000	20	510,660
Mark Connolly	Head of Credit Markets	300,000	40	225,000	30	225,000	30	750,000
John Leto	Chief Administrative Officer	400,000	48	225,000	26	225,000	26	850,000
Hugh McFadden	Chief Operating Officer	300,000	38	250,000	31	250,000	31	800,000

Base Salary. The Company believes that it is important to maintain a competitive salary structure to retain its existing qualified executive officers and a base pay structure consistent with similarly situated executives at similarly sized banking institutions. The Company believes that a key objective of its salary structure is to maintain reasonable "fixed" compensation costs by targeting base salaries at a competitive average, taking into account the Company's and the individual's performance.  For 2018, the annual base salaries of the Chief Executive Officer, Chief Administrative Officer, Chief Operating Officer and Head of Credit Markets were, respectively, $900,000, $400,000, $300,000 and $300,000. These officers were hired in 2016 and their base salaries were unchanged in 2017 and 2018, while the CEO’s base salary was lowered from $900,000 to $750,000 effective December 31, 2018. The Compensation committee did not increase these base salaries since the hire dates in 2016, and lowered the CEO’s base salary, to enhance the Company’s pay for performance salary structure. The Chief Financial Officer’s annual salary of $310,660 in 2018 was increased .2% over 2017. A chart comparing 2018 base salary to 2017 is as follows:

		Annualized
Name	Principal Position	Base Salary 2017 ($)	Base Salary 2018 ($)	Percentage Increase
Damian Kozlowski (a)	Chief Executive Officer	900,000	900,000	0%
Paul Frenkiel	Chief Financial Officer	310,000	310,660.2%
Mark Connolly	Head of Credit Markets	300,000	300,000	0%
John Leto	Chief Administrative Officer	400,000	400,000	0%
Hugh McFadden	Chief Operating Officer	300,000	300,000	0%

(a)	Effective December 31, 2018, Mr. Kozlowski’s base salary was reduced to $750,000.
Base salaries are paid to executive officers on a bi-weekly basis, and are generally reviewed annually by the Compensation Committee as described in "Compensation Methodology," above. The Compensation Committee determines if any base pay changes should be made for executive officers. Base pay change, if any, is normally determined after considering:

•	the executive's total itemized compensation for the prior year;

•	the executive's current base pay position relative to the peer group;

•	the Company's performance and the individual's contribution to that performance for the prior year; and

•	national and regional economic conditions, their effect upon the Company and how the executive has dealt with them within his or her area of responsibility.

Cash Bonus. The Compensation Committee evaluated CEO Kozlowski for 2017 and 2018, his first two full years of employment hire in 2016, in which year the Bank incurred a loss. Notwithstanding the Company exceeding all requirements and metrics for the payment of bonus and equity grants, Mr. Kozlowski’s total compensation in 2018 was kept at 2017 levels as the Compensation Committee monitored sustainability. Additionally, to address shareholder input, his base salary was lowered to $750,000 from $900,000 effective December 31, 2018, and the Compensation Committee in the future will allocate a significant portion of any equity grants to options instead of restricted stock units.

Please see the chart entitled “Pre-established Requirements for any Bonus and Equity Grants” in the “Determination of Compensation Amounts” for the metrics for a cash bonus for the CEO.

Please see the footnotes for the chart under “Determination of Compensation Amounts- “Other NEOs”, which summarize the metrics for a cash bonus for the other NEOs.

The Compensation Committee particularly focuses on the contribution made to the Company by the NEO under consideration. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to annual bonuses for the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible. Because of improved financial performance in 2017 and further improvement in 2018, cash bonuses were awarded in those years, but none were awarded in prior years. The primary factor in the cash bonus awards in 2018 was achieving or exceeding pre-established requirements as detailed in “Determination of Compensation Amounts”. The Compensation Committee also considered the cash bonus as a percentage of base salary. For the Chief Executive Officer, the 2018 cash bonus of $300,000 (compared to $300,000 in 2017) represented approximately 33% of base salary, which was identical to the prior year. Please see the chart entitled “Pre-established Requirements for any Bonus and Equity Grants” in the “Determination of Compensation Amounts” for the metrics for a cash bonus for the CEO.

Please see the footnotes for the chart under “Determination of Compensation Amounts- “Other NEOs”, which summarize the metrics for a cash bonus for the other NEOs. For the Chief Operating Officer, Mr. McFadden, the 2018 cash bonus of $250,000 (compared to $100,000 in 2017) represented 83% of base salary. In addition to significant participation in cost reductions related to operations, Mr. McFadden created an infrastructure which managed all outstanding regulatory issues and made personnel changes necessary to accelerate related progress. Such accelerated progress was acknowledged by the Compensation Committee. Mr. McFadden’s contributions were not immediately reflected in financial results. However, the Board of Director’s commitment to resolving its regulatory issues and the related progress under Mr. McFadden, warranted this additional compensation.  In 2017 and 2018, Mr. McFadden provided daily oversight in the resolution of those issues. He also oversaw the implementation of milestones in an Integrated Compliance Plan which addressed root causes for regulatory issues.  Additionally, Mr. McFadden played an executive role in the formation of the financial crimes Center of Excellence. The above represented Mr. McFadden’s requirements, which did not have immediate financial impact, but were crucial in satisfying regulatory expectations. For the Chief Administrative Officer, Dr. Leto, the cash bonus of $225,000 (compared to $100,000 in 2017) reflected 56% of base salary. One of Dr. Leto’s primary responsibilities is to work closely with the Chief Executive Officer and staff to effectuate cost reductions. Dr. Leto implemented changes in the Bank’s organizational structures which significantly improved efficiency, by reducing or consolidating certain levels of management and right sizing staffing levels. While the pay for performance requirement for 2018 was to keep non-interest expense flat while increasing revenues, non-interest expense was reduced from $154.9 million to $151.3 million. These 2018 reductions in expense were incremental to the approximate $15 million of reductions (independent of BSA expenses) in 2017 compared to 2016, the year in which Dr. Leto was hired.  In 2018, non-interest expense was further reduced, in addition to sustaining the expense reductions from 2017. Dr. Leto continued to direct and oversee various other operating expense reductions in data processing, facilities and other areas. Dr. Leto was directly involved in various staffing efforts to better align large data skill sets to resolving regulatory issues and, with qualifications in organization management, reconfigured incentive payments to more directly align with improvements in financial performance. Dr. Leto also reconfigured the operations of the project management office, leading to improved prioritization and implementation. These non-financial requirements were met. For the Head of Credit Markets, Mr. Connolly, the cash bonus of $225,000 (compared to $100,000 in 2017) was 75% of his base salary.  Mr. Connolly oversees all lending operations and is also responsible for the disposition of the balance of discontinued operations to maximize shareholder value. Under Mr. Connolly’s leadership, loan revenues have continued their consistent increases and amounted to $95.3 million in 2018 compared to $79.1 million in 2017, an increase of 20%. These higher revenues reflected 17% and 8% respective growth in 2018 year end loan balances for SBA and SBLOC after similar increases in 2017.  Accordingly, overall revenue growth matched pre-established budget requirements. Mr. Connolly’s targeted requirement was to reduce year over year discontinued assets by 25%. This goal was exceeded as discontinued assets were reduced 35% to $197.8 million at year end 2018, from $304.3 million at the prior year end. The Chief Financial Officer, Mr. Frenkiel, did not receive a bonus in 2017 but was awarded a $100,000 bonus in 2018 which was 32% of his base salary. Mr. Frenkiel was required to increase investment securities revenue at least 10% in 2018 compared to 2017 without increasing risk, while achieving a yield which would rank in the upper quartile of peers. The upper quartile peer ranking requirement was based on the yields reported in the Uniform Bank Performance Report for FDIC insured banks. For 2018, revenues were increased in excess of the 10% requirement, while overall portfolio risk was determined not to have been increased. The Company’s yield was also in the top quartile of peers. Accordingly, all requirements were met or exceeded.  Mr. Frenkiel was also primarily responsible for balance sheet and treasury management such that liquidity and capital were maintained at the levels approved by the Board of Directors. The tier one capital ratio requirement of 8.50% was exceeded, as December 31, 2018 capital amounted to 10.11%. None of the named executive officers received cash bonuses in 2016.

Long-Term Incentive Compensation. Long-term incentives are provided to executive officers through the Company’s 2018 Equity Incentive Plan (“2018 Plan”). The 2018 Plan permits the grant of stock options, restricted stock awards, stock appreciation rights and phantom units. Stock options are granted to executive officers at exercise prices equal to the then current market price of the Company's Common Shares. Awards under the 2018 Plan are granted on the basis of the Company's financial performance and each executive's contribution to such performance. Overall, the objective of long-term incentive compensation awards is to tie the interests of executive officers directly to increases in stockholder value. The criteria utilized for each NEO is that which is used for cash bonuses as discussed directly above under “Cash Bonus” and presented in a chart under “Other NEOs”.  In 2018, to balance the short-term incentive of cash bonus, equity grants were made in the same dollar amounts as the cash bonuses.  These equity awards consist of restricted stock units which vest over two years and eight months. As of December 31, 2018, Mr. Kozlowski had 166,626 unvested restricted stock units and 300,000 stock options. Any incentive compensation awarded to the CEO in 2019 and future years, will contain a significant component of stock options.

Compensation Risk Analysis

As a financial holding company regulated by the Federal Reserve Bank, which has a subsidiary bank regulated by the FDIC and the State of Delaware, the Company adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the institution.  The Company's management and Board of Directors conduct regular reviews of its business to ensure that it is operating within appropriate regulatory guidelines and with appropriate practices, supplemented by its internal audit function.

During 2018, the Compensation Committee reviewed the Company's compensation practices to determine that (1) base salaries are appropriately competitive in light of overall compensation; (2) the Company's use of equity grants provides appropriate long term incentives; (3) the Company offered an appropriate mix of cash and equity compensation to facilitate the alignment of the interests of the Company's senior executives with those of the Company and its stockholders; and (4) cash bonuses are balanced with other compensation to incent financial performance and safety and soundness while managing compensation expense.  In light of regulatory releases, the ultimate goal of the review was to assess the design, governance, policies and procedures of the Company's compensation structure to ensure that, as designed and executed, it does not motivate excessive risk-taking that could adversely impact the long-term value of the Company.

After conducting the review, the Compensation Committee concluded that the Company's incentive programs do not motivate or encourage unnecessary or excessive risk taking.  This conclusion reflected a review of the Company's structure to determine that credit and other new business approvals are independent of new business efforts.  Other factors, such as fostering an appropriate risk management culture, were also considered. The Company will continue to review and monitor its compensation programs to ensure that they continue to not motivate excessive risk taking that could adversely impact the long-term value of the Company.

Determination of Compensation Amounts

CEO Compensation Determination Factors

The Compensation Committee evaluated our Chief Executive Officer, Damian Kozlowski’s performance for 2017 and 2018, his first two full years of employment since his hire in 2016, in which year the Bank incurred a loss. Notwithstanding the Company exceeding all requirements and metrics for the payment of bonus and equity grants, Mr. Kozlowski’s total compensation in 2018 was kept at 2017 levels as the Compensation Committee monitored sustainability. Additionally, to address shareholder input, his base salary was lowered to $750,000 from $900,000 effective December 31, 2018, and the Compensation Committee determined to allocate a significant portion of any future equity grants to options instead of restricted stock units beginning in 2019. An analysis of the metrics for the payment of bonus or equity grants is as follows.

Pre-established Requirements for Bonus and Equity Grants(a)

Metric	Requirement	Actual December 31, 2018	Percent of Requirement Achieved
Return on Equity	10% or top peer quartile	24.26% and top peer quartile	100% (exceeded)
Return on Assets	1.0% or top peer quartile	2.07% and top peer quartile	100% (exceeded)
Tier 1/Average Assets	8.50%	10.11%	100% (exceeded)
Other Goals	Implementation	Implemented	100%
Risk Considerations	Reduce Risk While Increasing Revenues	Revenues increased 10+%; risk decreased(b)	100%

(a)	Pre-established requirements and metrics are published on the Company’s website at http://investors.thebancorp.com/Presentations.
(b)	Higher risk lines of business including European operations were successfully sold.

Because of a lower majority percentage shareholder advisory vote at the 2018 annual meeting compared to prior years, the Company reached out to its shareholders. The Chief Financial Officer and Chief Executive Officer are the Company’s primary representatives who meet with investors. In 2018, these officers met with shareholders owning approximately 51% of the Company’s stock.  Related shareholder feedback has resulted in structural changes to the CEO’s compensation determination. A summary of the shareholder input and resulting actions are as follows:

Shareholder Input	Company Actions
The CEO’s base salary exceeds the peer median. A lower base salary better aligns pay for performance which places greater emphasis on incentive compensation and less emphasis on base salary.	Effective December 31, 2018, the CEO’s base salary was reduced from $900,000 per year, to $750,000 per year.
The CEO’s equity awards upon his hire included a significant amount of stock options, but subsequent grants consisted solely of restricted stock units.  Stock options provide greater incentive for pay for performance, since the value of that compensation is driven exclusively by the increase in stock price after the grant date.

In 2019 and future years a significant allocation of any equity compensation granted will be awarded as stock options. As of December 31, 2018, Mr. Kozlowski had 166,626 unvested restricted stock units versus 300,000 stock options.

Publicizing the pre-established financial targets required to be achieved for pay for performance awards on the Company’s website, creates transparency and accountability for pay for performance.
Pre-established financial and other goals are presented on the Company’s website, and were used in the determination of 2018 cash bonus and equity incentive compensation. In the future, the Compensation Committee will convert its established metrics into a grid for additional clarity in how incentive compensation awards were determined. http://investors.thebancorp.com/Presentations

Increases in net income and other performance measures have been significant, but sustainability should be considered.
Total CEO compensation for 2018 was maintained at 2017 levels, notwithstanding the significant increases in net income, return on assets and return on equity in 2017, with further increases in 2018. These parameters were in the upper quartile of peers in 2018. The Compensation Committee continues to validate sustainability of financial performance including return on assets, return on equity and other measures.

Comparisons to peers on key financial metrics provide a tool to help determine that financial goals adequately reward shareholders.
The Compensation Committee added peer comparisons for return on assets and equity to its decisioning parameters. The detailed financial targets required for pay for performance awards on the Company’s website may also be compared to peers.

Some companies use grids or assign percentages to their various pre-established metrics which weight those factors in incentive compensation awards.
In 2018, the Compensation Committee required that the Company achieve pre-established metrics for the award of incentive compensation. In the future, the Compensation Committee will convert its established metrics into a grid for additional clarity in how incentive compensation awards were determined.

Mr. Kozlowski was named the Company’s CEO in June 2016, a year in which the Company had significant regulatory requirements outstanding, and in which it incurred losses. He was engaged because of his proven experience in specific areas required by the Company. Those areas and the Compensation Committee’s related evaluation are as follows:

a.
Financial turn-around: Mr. Kozlowski was hired in 2016 to engineer a financial turnaround from losses in that year.  The Company exceeded the required financial targets set by the Board of Directors in both 2017 and 2018.  In 2018, return on assets and equity were 2.07% and 24.26%, respectively. Compared to the losses in 2016, pre-tax income from continuing operations in 2017 was $40.4 million in 2017 and $119.8 million in 2018. Net income in 2018 increased to $88.7 million from $21.7 million in 2017. The Compensation Committee compared the return on assets and equity to its peer groups. The Compensation Committee concluded that the Company was in the top quartile of peers for both return on assets and equity.

b.
Improving the bank’s compliance with regulatory requirements: The Board of Directors including the Compensation Committee has monitored the implementation of a unique software system for BSA, as well as other infrastructure improvements. These include the creation in 2018 of a Center of Excellence for BSA and related regulatory requirements. The system and infrastructure have been largely implemented and enhancements continue to be made. Virtually all the items in the regulatory “encyclopedia”, a compendium of all outstanding regulatory findings or recommendations, have been verified.

c.
Reducing financial and regulatory risk, while sustaining financial performance: During Mr. Kozlowski’s 2.5-year tenure Company has sold or otherwise disposed of approximately 60% of its remaining higher risk discontinued assets and related investment in unconsolidated entity. Additionally, higher risk lines of business such as European operations were sold, while lower charge- off lending lines have been emphasized.

d.
Other goals: Under the oversight of the CEO new sources of revenue including the rapid funds product were initiated, an innovation framework and process was created, operating platforms were reengineered, including SBLOC to facilitate scalability, and the corporate culture was improved to include a formal diversity and inclusion program.

A graphic representation of income before taxes shows the improvement in income from 2016, when the Company incurred losses. The two full years in which Mr. Kozlowski has served as CEO show dramatic improvements. In 2018, return on assets and equity were 2.07% and 24.26%, respectively, and was within the top quartile of peers in both those measures.

Income (loss) before income taxes*
$75,000
$60,000
$45,000
$30,000
$15,000
$0
-$15,000
-$30,000
-$45,000
-$60,000
-$75,000
2013
2014
2015
2016
2017
2018

*Continuing Operations

** 2018 excludes sale of Safe Harbor IRA. Total income before income taxes for 2018 including the Safe Harbor IRA sale was $119,781

The Board of Directors pre-established specific financial and non-financial goals which were key in achieving the improved 2018 financial results and facilitating future growth. The Company achieved or exceeded these goals, delineated above and below.  While Mr. Kozlowski had met or exceeded the required criteria, the Compensation Committee maintained base salary, equity and bonus in 2018 at the same levels as 2017 as it continued to monitor sustainability. Additionally, while a majority shareholder advisory vote affirmed executive compensation, the percentage was reduced from prior years. The Company reached out to shareholders and implemented pay for performance as shown in the table above with the column headings “Shareholder Input” and “Company Actions”.

CEO compensation is comprised of base salary, cash bonus and equity awards. To restructure CEO compensation to pay for performance, base salary was reduced effective December 31, 2018, and future equity awards will include a significant allocation of stock options. The following factors impact the committee’s determination of the amounts of cash bonus and equity awards for pay for performance:

1.	Pre-established, Publicly Disclosed Financial Goals
In determining the Chief Executive Officer’s compensation for 2018, the Compensation Committee established specific, pre-set financial goals. See “Pre-established Requirements for Bonus and Equity Grants” above. For transparency, these goals were posted on the Company’s website. These goals were achieved sooner than expected and the goals for 2019 are being increased, and will be updated on the Company’s website. Continual progress towards achieving and exceeding these goals validated maintenance of base salary for 2018 at the original level necessary to retain the services of the current CEO. It also validated the 2018 cash and restricted stock equity awards at the levels necessary to retain the CEO’s service. Notwithstanding that financial performance was in the top quartile of peers for 2018, total CEO compensation was below the median, as the committee continued to monitor sustainability of such financial performance. Additionally, effective December 31, 2018, base salary was reduced to the peer group median, and a significant portion of any future equity compensation awarded will be in the form of stock options.

2.	Performance versus Peers
The Compensation Committee expanded its peer group in 2018 as detailed under “Compensation Objectives and the Focus of Compensation Awards”. While it did review the results of comparisons with its prior smaller peer group, the Compensation Committee now utilizes only one peer group, comprised of twenty-seven banks. The Company’s 2.07% return on assets was significantly more than that peer group which averaged in the 1.2% range, which was also the approximate median. The Company’s 24.26% return on equity also significantly exceeded peer averages in the 11% range, which was also the approximate median. Both the return on assets and return on equity were in the top quartile of these peer groups. The Company’s progress toward ultimately achieving 2018 performance in the top quartile of peers validated maintenance of CEO base salary for 2018 at the original level necessary to engage the CEO in 2016. It also validated the 2018 cash and restricted stock equity awards at the levels necessary to retain the CEO’s service. As noted previously, base salary was nonetheless reduced to the approximate median of the Compensation Committee’s peer group effective December 31, 2018, to increase the pay for performance element of compensation.

3.	Three-Year Analysis of CEO Compensation and Comparison of CEO Total Compensation to Peers
Mr. Kozlowski’s total compensation was $3.5 million in 2016, the year he was hired, and $1.5 million in both 2017 and 2018. Mr. Kozlowski’s total compensation in 2016 was significantly higher in that year because of equity grants necessary to engage his services. In 2018, the Compensation Committee considered the following: a. that pre-established financial goals were exceeded ahead of schedule b. financial performance was in the upper quartile of peers, and c. the other pre-established goals set by the Board of Directors had been satisfied. Nonetheless, total compensation in 2018 was maintained at the same level as 2017. For 2017 and 2018, the CEO’s total compensation was below the 2017 total compensation (the most recent year available) of the Compensation Committee’s 27 bank peer group.  Mr. Kozlowski’s total compensation for 2018 of $1.5 million, compared to 2017 median compensation of $2.0 million for the 27-bank peer group. As discussed above in item 2, Performance versus Peers, Mr. Kozlowski’s performance in the top quartile and his total compensation below the median supported the relatively high base salary in 2018 and equity grants as restricted stock in 2018. However, since the committee decided that the initial turn-around period since Mr. Kozlowski’s June 2016 hire date concluded in 2018, 2019 base salary would be reduced. Also, any future equity compensation awards would include a significant portion of stock options. The committee will continue to monitor progress to confirm sustainability of financial targets which were exceeded in 2018 and comparisons to peers over a three-year period. Since Mr. Kozlowski was hired June 2016, 2017, 2018 and 2019 will constitute the first full three-year period of his tenure.

4.	Other Goals
In addition to pre-established and publicly disclosed financial parameters on the Company’s website and financial performance comparisons with peer groups, the Board of Directors pre-established other goals at the beginning of 2018 and the Compensation Committee utilized those goals in its evaluation.  Those goals and an outline of the results are as follows.

•
Maintain revenue momentum and build new sources of revenue generation: In addition to new rapid funds transfer products implemented in 2018, under Mr. Kozlowski’s management, other products were placed into development.

•
Create and implement an actionable innovation framework: Mr. Kozlowski visited each office throughout the country and met with all departments to initiate an innovation framework. He created a welcoming cultural environment by inviting ideas from staff. He conceived of and directed the creation of the financial crimes Center of Excellence to improve and innovate detection and reporting of financial crimes, especially BSA.

•
Reengineer operating platform to support innovative growth: In addition to creating the financial crimes Center of Excellence, Mr. Kozlowski initiated changes in processes and vendors and reorganized the human resources department. He also directed enhancements to project management processes, which positively impacted multiple departments.

•
Implement Integrated Compliance Program and complete encyclopedia of regulatory issues: Mr. Kozlowski institutionalized a compliance structure which addressed root causes of regulatory issues. Additionally, he directed the creation of a log of all outstanding regulatory and related issues which required follow up, and oversaw completion of those issues.

•
Implement enhanced culture, inclusion and diversity program: Under Mr. Kozlowski’s aegis, a multi-pronged approach to enhanced culture, inclusion and diversity was created, involving the whole organization. His commitment to diversity has resulted in a more diverse workforce and periodic celebration of different diverse groups.

•
Integrate the automated SBLOC platform with key partners: Significant progress was made in the automation of the SBLOC platform, with full implementation of collateral and documentation management modules.

•	Implement long-term liquidity and capital management program: Mr. Kozlowski oversaw significant enhancements to liquidity and capital management.

The committee reviewed each of these goals and determined that they had been either fully implemented or significant progress had been made to satisfy the committee as outlined above. Especially important to the committee was the progress made on regulatory issues. Accordingly, the committee concluded that achievement of these non-quantitative goals also supported maintenance of the relatively high base salary and the granting of equity as restricted stock units for 2018. Effective December 31, 2018 base salary was lowered to a median peer level and any future equity compensation would include stock options.

5.	Risk Considerations
The committee viewed the Board of Director’s financial and other publicly disclosed goals in tandem with the institution’s risk profile. For financial performance especially, levels of risk required ongoing consideration so as not to incentivize excessive risk. Accordingly, specific percentages of additional compensation were not assigned to specific measures of performance. Instead, risk would be considered as part of a balanced scorecard approach. Upon its review, the committee determined that risk had been reduced, while financial performance had been significantly improved. Significant reductions in higher risk discontinued operations loans had been exceeded by growth in lower credit loss lines of business such as securities-backed lines of credit. The sale of the IRA portfolio concluded the sale of niche deposit lines of business which had unique risk elements. A significant component of the improvement in financial performance resulted from expense reductions which also had been demonstrated not to result in additional risk. Accordingly, risk had been reduced, while financial performance had been significantly improved.

All five factors above supported 2018 compensation levels. All the pre-established financial goals were either achieved or significantly exceeded while risk was decreased.  Performance of return on assets and return on equity versus peers placed the Company in the upper quartile of its 27 bank peer group. while total CEO compensation in 2018 was less than peer medians. Pre-established strategic, non-quantifiable goals, which would impact financial performance in the future were all either met, or showed expected progress. The committee received frequent updates by Board subcommittees and other reporting to monitor the regulatory related and other goals to reach this conclusion.

While total compensation for the CEO was below peers, 2018 financial performance was in the top quartile of peers. However, compensation in 2018 was maintained at the 2017 level, as the Compensation Committee continued to monitor sustainability of financial achievements and other goals. Additionally, effective December 31, 2018, base salary has been reduced to peer median levels while any future equity awards will include a significant allocation of stock options to align those with “pay for performance”.

As a result of the Company’s progress as described above, Chief Executive Officer Damian Kozlowski was awarded $300,000 of restricted stock units vesting over two years and eight months and a $300,000 cash bonus. To better align Mr. Kozlowski’s pay for performance, and be responsive to shareholder input, his annual base salary of $900,000 for both 2017 and 2018, was reduced to $750,000, effective December 31, 2018.  In 2016, Mr. Kozlowski’s compensation had been significantly higher than 2017, as it reflected equity awards which were necessary to hire Mr. Kozlowski. This compensation both in base pay and equity exceeded previous Chief Executive Officers’ compensation.  However, Mr. Kozlowski’s performance in timely profitability improvement in 2017 and 2018 including growing revenue in a safe and sound manner, reducing expenses and resolving regulatory issues, was determined by the Compensation Committee to warrant these compensation levels. Based upon top quartile rankings, and other peer comparisons, total compensation was below peers. Nonetheless, compensation in 2018 was maintained at 2017 levels, while the Compensation Committee continued to monitor sustainability of the significant financial improvement in 2017, with further improvement in 2018.

The Compensation Committee will continue to evaluate Mr. Kozlowski’s performance with respect to his multi-year plan which projects increasing profitability in each year.

Other NEOs

A history of other NEO compensation is followed by a chart for 2018 compensation. The footnotes to the chart list the pre-established requirements for cash bonus and equity grants. The 2018 equity grants consisted of restricted stock units vesting over a two year and eight-month period.

Mr. Hugh McFadden, Executive Vice President and Chief Operating Officer, assumed his position in June 2016. His annual base salary was set at $300,000 per year and was not increased in either 2017 or 2018. He was awarded no bonus or equity compensation in 2016. In 2017, he was awarded $100,000 of restricted stock units, vesting over three years, and a $100,000 cash bonus. Mr. McFadden’s base salary has not been increased since his 2016 hire date, to emphasize pay for performance.

Dr. John Leto, Executive Vice President and Chief Administrative Officer, assumed his position in June 2016. His annual base salary was set at $400,000 per year and was not increased in either 2017 or 2018. He was awarded no bonus or equity compensation in 2016. In 2017, as previously agreed to between the Company and Dr. Leto, he was awarded $454,196 of restricted stock units, vesting over three years, to replace those he had foregone at another institution, as an incentive to accept employment with the Company. Dr. Leto’s base salary has not been increased since his 2016 hire date, to emphasize pay for performance.

Mr. Mark Connolly, Executive Vice President and Head of Credit Markets, assumed his position in June 2016. His annual salary was set at $300,000 and was not increased in either 2017 or 2018. He was awarded no bonus or equity compensation in 2016. In 2017, he was awarded $100,000 of restricted stock units, vesting over three years, and a $100,000 cash bonus.  Mr. Connolly’s base salary has not been increased since his 2016 hire date, to emphasize pay for performance.

Mr. Paul Frenkiel, Chief Financial Officer, was not awarded either a cash bonus or equity compensation in 2016 or 2017. His salary in 2016 was $308,077 which was increased 1% to $310,000 for 2017 and 2018.

At the beginning of the year, each officer of the Company, including each NEO, participates in goal- setting which pre-establishes their requirements for the payment of bonuses and equity grants. The metrics and other requirements are shown in the footnotes to the following chart:

Name	Principal Position	Base Salary 2018 ($)	2018 Cash Bonus ($)	% of Base Salary	2018 Equity Grant ($)	% of Base Salary
Damian Kozlowski (a)	Chief Executive Officer	900,000	300,000	33%	300,000	33%
Paul Frenkiel (b)	Chief Financial Officer	310,660	100,000	32%	100,000	32%
Mark Connolly (c)	Head of Credit Markets	300,000	225,000	75%	225,000	75%
John Leto (d)	Chief Administrative Officer	400,000	225,000	56%	225,000	56%
Hugh McFadden (e)	Chief Operating Officer	300,000	250,000	83%	250,000	83%

(a)
Effective December 31, 2018, Mr. Kozlowski’s base salary was reduced to $750,000. Please see the chart entitled “Pre-established Requirements for Bonus and Equity Grants” in the “Determination of Compensation Amounts” for the metrics for a cash bonus for the CEO.

(b)
Mr. Frenkiel was required to increase investment securities revenue at least 10% in 2018 compared to 2017 without increasing risk, while achieving a yield which would rank in the upper quartile of peers. The upper quartile peer ranking requirement was based on the yields reported in the Uniform Bank Performance Report for FDIC insured banks. For 2018, revenues were increased in excess of the 10% requirement, while overall portfolio risk was determined not to have been increased. The Company’s yield was also in the top quartile of peers. Accordingly, all requirements were met or exceeded.  Mr. Frenkiel was also primarily responsible for balance sheet and treasury management such that liquidity and capital were maintained at the levels approved by the Board of Directors. The tier one capital ratio requirement of 8.50% was exceeded, as December 31, 2018 capital amounted to 10.11%.

(c)
Mr. Connolly oversees all lending operations and is also responsible for the disposition of the balance of discontinued operations to maximize shareholder value. Under Mr. Connolly’s leadership, loan revenues have continued their consistent increases and amounted to $95.3 million in 2018 compared to $79.1 million in 2017, an increase of 20%. These higher revenues reflected 17% and 8% respective growth in 2018 year end loan balances for SBA and SBLOC after similar increases in 2017.  Accordingly, overall revenue growth matched pre-established budget requirements. Mr. Connolly’s targeted requirement was to reduce year over year discontinued assets by 25%. This goal was exceeded as discontinued assets were reduced 35% to $197.8 million at year end 2018, from $304.3 million at the prior year end.

(d)
One of Dr. Leto’s primary responsibilities is to work closely with the Chief Executive Officer and staff to effectuate cost reductions. Dr. Leto implemented changes in the Bank’s organizational structures which significantly improved efficiency, by reducing or consolidating certain levels of management and right sizing staffing levels. While the pay for performance requirement for 2018 was to keep non-interest expense flat while increasing revenues, non-interest expense was reduced from $154.9 million to $151.3 million. These 2018 reductions in expense were incremental to the approximate $15 million of reductions (independent of BSA expenses) in 2017 compared to 2016, the year in which Mr. Leto was hired. In 2018, non-interest expense was further reduced, in addition to sustaining the expense reductions from 2017. Dr. Leto continued to direct and oversee various other operating expense reductions in data processing, facilities and other areas. Dr. Leto was directly involved in various staffing efforts to better align large data skill sets to resolving regulatory issues and, with qualifications in organization management, reconfigured incentive payments to more directly align with improvements in financial performance. Dr. Leto also reconfigured the operations of the project management office, leading to improved prioritization and implementation. These non-financial requirements were met.

(e)
In addition to significant participation in cost reductions related to operations, Mr. McFadden created an infrastructure which managed all outstanding regulatory issues and made personnel changes necessary to accelerate related progress. Such accelerated progress was acknowledged by the Compensation Committee. Mr. McFadden’s contributions were not immediately reflected in financial results. However, the Board of Director’s commitment to resolving its regulatory issues and the related progress under Mr. McFadden, warranted this additional compensation.  In 2017 and 2018, Mr. McFadden provided daily oversight in the resolution of those issues. He also oversaw the implementation of milestones in an Integrated Compliance Plan which addressed root causes for regulatory issues.  Additionally, Mr. McFadden played an executive role in the formation of the financial crimes Center of Excellence. The above represented Mr. McFadden’s requirements, which did not have immediate financial impact, but were crucial in satisfying regulatory expectations.

The Compensation Committee also oversees an annual compensation evaluation of the Board of Directors. A survey of twenty-four institutions was performed to confirm that Board of Director compensation fell within appropriate peer ranges based on that survey. The Compensation Committee granted equity with a market value at date of grant of approximately $83,025 to independent directors in 2018, to align their interests with other shareholders. The $83,025 was added to cash compensation and that total was compared to the survey of other institutions. In addition to the $83,025 of equity compensation, directors received an annual fee of $75,000 and are paid separately for committee meetings. See “Director Compensation Table.”

The Compensation Committee reiterated its previously approved compensation recoupment policy as follows:

Compensation Recoupment Policy

The compensation recoupment policy applies if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation Committee will determine, in its discretion, whether (1) NEOs, regardless of whether they were directly responsible for the restatement, or (2) all other recipients of cash-based or equity-based incentive compensation who were directly responsible for the restatement, have received any cash-based or equity-based incentive compensation that they would not have been entitled to receive under the restated results. In the event of any future financial restatements, the Audit Committee will evaluate the facts and formally consider whether any compensation recoupment (clawback) from any Company officer is warranted.

The Compensation Committee then will take such actions as it deems necessary or appropriate, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any such excess compensation, (ii) recommending disciplinary actions to the Board of Directors, up to and including termination, and/or (iii) the pursuit of other available remedies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above and has discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Walter T. Beach, Chairman
Michael J. Bradley
William H. Lamb

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the NEOs for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Option Awards ($)(2)	All other compensation ($)(3)	Total

Damian Kozlowski	2018	900,000	300,000	300,000	-	9,324	1,509,324
Chief Executive Officer(4)	2017	900,000	300,000	300,000	-	13,106	1,513,106
	2016	501,923	-	2,025,000	867,000	102,199	3,496,122

Paul Frenkiel	2018	310,660	100,000	100,000	-	18,396	529,056
Chief Financial Officer/	2017	310,000	-	-	-	18,595	328,595
Secretary	2016	308,077	-	-	-	18,017	326,094

Jeremy L. Kuiper	2018	603,849	300,000	300,000		21,572	1,225,421
Executive Vice President/	2017	600,000	300,000	2,070,997	-	22,831	2,993,828
Head of Payment Solutions(5)	2016	494,927	-	540,000	-	20,178	1,055,105

John Leto	2018	400,000	225,000	225,000		9,684	859,684
Executive Vice President/	2017	400,000	100,000	454,196	-	4,017	958,213
Chief Administrative Officer(6)	2016	184,615	-	-	-	9,464	194,079

Hugh McFadden	2018	300,000	250,000	250,000	-	82,090	882,090
Executive Vice President/	2017	300,000	100,000	100,000	-	33,190	533,190
Chief Operating Officer(6)	2016	150,000	-	-	-	26,664	176,664

Mark Connolly	2018	300,000	225,000	225,000	-	8,862	758,862
Executive Vice President/	2017	300,000	100,000	100,000	-	5,469	505,469
Head of Credit Markets	2016	150,000	-	-	-	5,505	155,505

(1)	Reflects the aggregate grant date fair value of stock awards granted during each of the last three fiscal years in accordance with FASB ASC Topic 718.

(2)	Reflects the aggregate grant date fair value of stock options granted during each of the last three fiscal years in accordance with FASB ASC Topic 718. There were no option awards in 2017 or 2018.

(3)
Represents the aggregate dollar amount for each NEO for perquisites and other personal benefits comprised of the Company's contributions to its 401(k) savings plan, insurance premiums and personal use of automobiles. For Mr. Kozlowski, other compensation includes $94,781 for temporary housing in 2016. For Mr. McFadden, other compensation includes $77,722, $27,622 and $23,842 for housing allowance and other living expenses in 2018, 2017 and 2016, respectively.

(4)
Mr. Kozlowski was appointed Chief Executive Officer on May 18, 2016. The 2016 stock and option awards, which vest over three and four years, respectively, represented grants which were made at the time Mr. Kozlowski joined the Company. In 2018, the compensation committee reduced Mr. Kozlowski’s base salary effective December 31, 2018 from $900,000 per year to $750,000 per year.

(5)
Mr. Kuiper’s employment ended on November 12, 2018 and his stock awards as shown for 2018 were forfeited. Stock award compensation in 2017 and 2016 was comprised of restricted stock units. The unvested portion of those awards was also forfeited.

(6)	Dr. Leto, Mr. McFadden and Mr. Connolly assumed their positions in June 2016.

Ratio of Chief Executive Officer Pay to Median Pay

For 2018, the Company’s last completed fiscal year, the median of the annual total compensation of all employees of the Company, other than the Chief Executive Officer (CEO), was $79,844, and the total compensation of the CEO was $1,509,324, as reported in the Summary Compensation Table above.  Based on this information, for 2018, the CEO’s annual total compensation was 18.9 times that of the median of the annual total compensation of all employees.

To identify the median of the annual total compensation of all of the Company’s employees, as well as to determine the annual total compensation of the median employee and the CEO, the Company took the following steps:

•
The Company determined that as of the payroll for December 21, 2018, there were 589 employees. This population consisted of the Company’s full-time and an insignificant number of part-time workers. Independent contractors were not included in the analysis. December 21, 2018 was selected as the date to identify the “median employee” because it was the last payroll date within the last three months of 2018 and it enabled the Company to make such identification in a reasonably efficient and economical manner.

•
To identify the “median employee”, the Company analyzed the salary, wages and overtime pay of all employees, to account for employees who had only worked a portion of the year. It also considered additional compensation consisting of 401(k) matches and health insurance. Since less than 10% of Company employees receive equity awards, such awards were excluded from the compensation measure.

•
The Company identified its median employee using this compensation measure, which was consistently applied to all employees included in the calculation. Since all Company employees are located in the United States, including the CEO, the Company did not make any cost of living adjustments.

•
Once the median employee was identified, the Company combined the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $79,844. The difference between such employee’s salary, wages and overtime pay and the employee’s annual total compensation represents the estimated value of health care benefits which were estimated at $7,844 per employee, which includes coverage for dependents.  The Company’s 401(k) match was also included in the compensation analysis.

•	With respect to the total annual compensation of the CEO, the Company used the amount reported in the “Total” column of the Summary Compensation Table above.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Fair Market Value on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards($)
Damian Kozlowski	5/16/18	27,100	-	11.07	300,000

Paul Frenkiel	5/16/18	9,033	-	11.07	100,000

Jeremy Kuiper(1)	5/16/18	27,100	-	11.07	300,000

John Leto	5/16/18	20,325	-	11.07	225,000

Hugh McFadden	5/16/18	22,583	-	11.07	250,000

Mark Connolly	5/16/18	20,325		11.07	225,000

(1)	All stock awards shown were forfeited when Mr. Kuiper’s employment ended on November 12, 2018.

Equity Compensation Plan Information

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)	(c)
1999 Omnibus plan	221,000	$9.60	-
2005 Omnibus plan	179,000	$7.81	-
Stock Option and Equity Plan of 2011	576,500	$8.61	-
Stock Option and Equity Plan of 2013	670,245	$6.75	-
2018 Equity Incentive Plan	480,692	$0.00	1,219,308
Total	2,127,437	$	1,219,308

* All plans have been approved by shareholders.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings by the Company's NEOs of stock options and stock awards that have not vested.

			Option Awards(1)			Stock Awards
Name	Grant Date	Number of securities underlying unexercised options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Options exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)
Damian Kozlowski	06/01/2016	150,000	150,000	6.75	06/01/2026	-	-
	06/01/2016	-	-	-	-	100,000	796,000
	02/03/2017	-	-	-	-	39,526	314,627
	05/16/2018	-	-	-	-	27,100	215,716
	Total	150,000	150,000	-	-	166,626	1,326,343

Paul Frenkiel	05/07/2010	25,000	-	7.81	05/06/2020	-	-
	12/24/2010	38,000	-	9.84	12/24/2020	-	-
	08/11/2011	38,000	-	7.36	08/11/2021	-	-
	01/25/2012	40,000	-	8.50	01/25/2022	-	-
	01/23/2013	20,000	-	10.45	01/23/2023	-	-
	05/16/2018	-	-	-	-	9,033	71,903
	Total	161,000	-	-	-	9,033	71,903

John Leto	02/03/2017	-	-	-	-	59,841	476,334
	05/16/2018	-	-	-	-	20,325	161,787
	Total	-	-	-	-	80,166	638,121

Hugh McFadden	02/03/2017	-	-	-	-	13,175	104,873
	05/16/2018	-	-	-	-	22,583	179,761
	Total	-	-	-	-	35,758	284,634

Mark Connolly	02/03/2017	-	-	-	-	13,175	104,873
	05/16/2018	-	-	-	-	20,325	161,787
	Total					33,500	266,660

Jeremy Kuiper(4)
	Total	311,000	150,000	-	-	325,083	2,587,661

(1)	All options listed vest at a rate of one fourth per year over a period of four years from grant date.
(2)
All stock awards listed vest at a rate of one third per year over three years from grant date, except those issued in 2018 which vest one third each after years one and two, with the balance vesting after eight months.

(3)	Market value is based on the closing market price of the Company's common stock on December 31, 2018, which was $7.96.
(4)	Mr. Kuiper’s employment ended on November 12, 2018 and all equity grants outstanding were forfeited as of that date.

Option Exercises and Stock Vested

The following table provides information for the Company's NEOs regarding stock vested and options exercised in 2018. *

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Damian Kozlowski	119,762	1,357,477
Paul Frenkiel	-	-
John Leto	29,921	317,163
Hugh McFadden	6,588	69,832
Jeremy L. Kuiper	176,430	1,873,158
Mark Connolly	6,588	69,832

* No options were exercised in 2018.

Director Compensation Table

The following table provides information concerning the compensation of the Company's non-employee directors for fiscal 2018. Directors who are employees or officers of the Company receive no compensation for their services as members of the Board of Directors or any committees. Each non-employee director receives annual cash compensation of $75,000, paid quarterly.  In addition, each non-employee director also receives $500 for each meeting of a committee of the Board of Directors he or she attends; the Chairman of the Audit Committee and the Chairman of the Risk Oversight Committee receives $1,500 for each committee meeting attended; and the chairmen of the other committees receive $1,000 for each committee meeting attended. The independent lead director, Michael J. Bradley, receives additional annual cash compensation of $20,000 per annum. As independent lead director, Mr. Bradley serves on the executive, audit, risk and compensation director, which allows him to provide independent leadership.  The Compensation Committee granted equity with a market value at date of grant of $83,025 to independent directors in 2018, to align their interests with other shareholders.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Walter T. Beach Michael J. Bradley John C. Chrystal(1) Daniel Cohen(2) Matthew Cohn John M. Eggemeyer Hersh Kozlov William H. Lamb James J. McEntee Mei-Mei Tuan	82,500 108,000 97,500 500,000 79,000 75,000 83,000 79,000 99,500 89,000	83,025 83,025 83,025 200,000 83,025 83,025 83,025 83,025 83,025 83,025	- - - - - - - - - -	165,525 191,025 180,525 700,000 162,025 158,025 166,025 162,025 182,525 172,025

(1)	Mr. Chrystal serves as Vice Chairman.
(2)
Mr. Cohen’s fees and stock awards reflect his compensation as Chairman of the Board and for his role in the management of the capital markets division, which he established. His compensation is comprised of salary of $300,000 per year and, in 2018, of additional cash and stock awards of $200,000 each. The capital markets division originates commercial mortgage backed loans and sells these loans into securitizations. Related gains on sale were significantly increased to approximately $21 million in 2018, from $18 million in 2017 and $3 million in 2016. Additionally, the Company earns interest income on these loans between origination and sale.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Annual Report on Form 10-K"):

1.	the Audit Committee reviewed and discussed the audited financial statements included in the 2018 Annual Report on Form 10-K with the Company's management;

2.	the Audit Committee discussed with the Company's independent registered public accounting firm, Grant Thornton LLP ("Grant Thornton"), the matters required to be discussed by Auditing Standard 16;

3.
the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton's independence; and

4.
based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's 2018 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors of the Company has provided this report. This report shall not be deemed to be filed under, nor shall it be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Exchange Act (collectively, the "Acts"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Michael J. Bradley, Chairman
Walter T. Beach
Matthew Cohn

PROPOSAL 3. APPROVAL OF ACCOUNTANTS

The Board of Directors unanimously recommends that the stockholders approve the selection of Grant Thornton LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2019. Representatives of Grant Thornton are expected to be present at the Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of the Company's last two fiscal years.

Audit Fees

	2018	2017
Audit Fees (1)	$809,068	$912,525
Audit – Related Fees	24,989

Tax Fees (2)	115,932	56,699

Total	$949,989	$969,224

(1)
Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of the Company's consolidated financial statements and its limited reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years.

(2)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning in 2018 and 2017.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in rule 2-01(c)(7)(i)(C) under the Exchange Act are met. None of the audit-related and tax services described above were subject to this Rule and the approval procedures set forth therein. All services provided to the Company by Grant Thornton in 2018 and 2017 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote "FOR" the selection of Grant Thornton as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all Common Shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Rule 14a-8 the Exchange Act establishes the eligibility requirements and the procedures that must be followed for a stockholder's proposal to be included in a public company's proxy materials.  Proposals submitted for inclusion in the Company's proxy statement for its 2020 annual meeting of stockholders must be received by the Company's Secretary on or before the close of business December 6, 2019. Additionally, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on a stockholder proposal received before February 19, 2020, if we briefly describe the matter in the proxy statement and how management's proxy holders intend to vote on it, or if the stockholder does not comply with the requirements of Rule 14a-4(c) (2) under the Securities Exchange Act of 1934.

Stockholders who wish to submit their recommendations for director candidates to the Nominating and Governance Committee should send their written recommendation to the Company's executive offices, The Bancorp, Inc., and Attention: Nominating and Governance Committee Chairman, 409 Silverside Road Suite 105, Wilmington, Delaware 19809. These stockholders must represent that they are stockholders of the Company and will remain so through the date of the relevant annual meeting of stockholders of the Company and include the written consent of the person so recommended to serve as a director if nominated and elected and to provide such information as the Nominating and the Governance Committee may request, as well as a description of the nominee's background and qualifications. All stockholder recommendations received by the Nominating and Governance Committee will be reviewed at the first meeting of the Nominating and Governance Committee held after receipt of the recommendation. The Nominating and Governance Committee will consider nominees recommended by security holders for the annual meeting of stockholders to be held in 2020, if submitted as described above by December 6, 2019.

STOCKHOLDER OUTREACH

We seek to actively engage with our shareholders. We recognize the benefits that come from this interaction.  We engage with shareholders throughout the year to:

✓
Provide visibility and transparency into our business, our performance and our governance practices: The metrics and other targets utilized by the Company and Compensation Committee to assess performance and determine incentive compensation are at: http://investors.thebancorp.com/Presentations

✓
Discuss with our shareholders the issues that are important to them, hear their expectations for us, and share our views: The Company’s Chief Executive Officer and Chief Financial Officer host quarterly phone calls in which all shareholders may participate, and which includes a question and answer session.

✓
Assess emerging issues that may affect our business, inform our decision making, enhance our corporate disclosures and help shape our practices: As a result of a reduction in the percentage for the majority approval of the advisory vote on compensation taken at the Company’s annual meeting held in 2018, executive management reached out to shareholders on that topic. The Chief Financial Officer and Chief Executive Officer are the Company’s primary representatives who meet with investors. In 2018, these officers met with shareholders owning approximately 51% of the Company’s stock. A chart detailing the specific shareholder recommendations made and corresponding steps to implement pay for performance and other governance, is presented both in the “Executive Summary” and “Determination of Compensation Amounts.”

How We Engage

In addition to quarterly phone calls in which all shareholders may participate, we provide institutional investors with many opportunities and events to provide feedback to our Board and senior management. We participate in:

✓	Formal events

✓	One-on-one sessions

✓	Group meetings throughout the year

The Company's Board of Directors and management value direct interaction and communication with stockholders. The Company encourages shareholders to contact it at any time to discuss compensation and any other topics of importance to them. The Chief Executive Officer and Chief Financial Officer are the primary Company officers who meet with shareholders and their representatives. Other officers are also made available as requested by shareholders.  In 2018, senior management held more than 50 meetings and conference calls with most of the Company's major stockholders.  Although some investors have a policy of not meeting directly with management, management was successful in speaking directly with stockholders holding, in total, more than 51% of the Company's outstanding common stock. The Company uses these meetings to obtain feedback from its stockholders about areas important to them; including the Company's business model, performance, corporate governance, compensation practices and other investor topics. In engagement with shareholders of the Company, the lower percentage of affirmative say-on-pay votes in 2018 compared to prior years was discussed. The Company also reached out to shareholders which did not cast affirmative votes.  After consideration of shareholder input, the compensation committee restructured CEO compensation to “pay for performance,” as more fully described elsewhere in this proxy statement.

Based upon continuing shareholder engagement throughout the year, we believe there is a more positive view of executive compensation resulting from improvement in 2018 quarterly and annual results. The Company maintains a stockholder relations department headed by Andres Viroslav, and the Company encourages you to call either him at 215.861.7990 or its Corporate Secretary and Chief Financial Officer, Paul Frenkiel at 302.385.5122 for your feedback and financially-related or other questions.

ANNUAL MEETING OF STOCKHOLDERS OF

THE BANCORP, INC.

May 13, 2019

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at -http://www.snl.com/IRWeblinkX/GenPage.aspx?IID=4054569&gkp=203269

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

\/    Please detach along perforated line and mail in the envelope provided.   \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
AND "FOR" ITEMS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1. Election of Directors					FOR	AGAINST	ABSTAIN
	FOR	AGAINST	ABSTAIN	William H. Lamb	☐	☐	☐
Daniel G. Cohen	☐	☐	☐	James J. McEntee lll	☐	☐	☐
Damian Kozlowski	☐	☐	☐	Mei-Mei Tuan	☐	☐	☐
Walter T. Beach	☐	☐	☐	2. Proposal to approve a non-binding advisory vote on the Company's compensation program	☐	☐	☐
Michael J. Bradley	☐	☐	☐	for its named executive officers.
John C. Chrystal	☐	☐	☐	3. Proposal to approve the selection of Grant Thornton LLP as independent public accountants	☐	☐	☐
Matthew Cohn	☐	☐	☐	for the Company for the fiscal year ending December 31, 2019.
John Eggemeyer	☐	☐	☐	4. In their discretion, the proxies are authorized to vote upon such other business
Hersh Kozlov	☐	☐	☐
as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" proposals 2, 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Damian M. Kozlowski and Paul Frenkiel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the
Common Shares of The Bancorp, Inc. held of record by the undersigned on March 19, 2019, at the
Annual Meeting of Stockholders to be held at 409 Silverside Road, Suite 105, Wilmington,
Delaware 19809, on May 13, 2019, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)